ASSET PURCHASE AGREEMENT

by and among

Elan Pharma International Limited,

Elan Pharmaceuticals, Inc.

and

aaiPharma Inc.

Dated as of October 22, 2003

TABLE OF CONTENTS

			Page

SECTION 1.		DEFINITIONS	1
SECTION 2.		PURCHASE AND SALE	11
SECTION 3.		PURCHASE PRICE	17
SECTION 4.		CLOSING AND CLOSING DATE	20
SECTION 5.		REPRESENTATIONS AND WARRANTIES OF SELLERS	20
SECTION 6.		REPRESENTATIONS AND WARRANTIES OF BUYER	27
SECTION 7.		CONDITIONS TO CLOSING	29
SECTION 8.		COVENANTS OF SELLERS	32
SECTION 9.		COVENANTS OF BUYER	34
SECTION 10.		ADDITIONAL COVENANTS AND AGREEMENTS OF THE PARTIES	35
SECTION 11.		INDEMNIFICATION	40
SECTION 12.		TERMINATION	44
SECTION 13.		MISCELLANEOUS	45

EXHIBITS

Exhibit A	—	Financial Statements

Exhibit B	—	Form of Duraclon Assignment and Assumption Agreement

Exhibit C	—	Form of Interim Services Agreement

Exhibit D	—	Form of Irish Assignment Agreement

Exhibit E	—	Form of Non-Compete Agreement

Exhibit F	—	Form of Roxane Assignment and Assumption Agreement

Exhibit G	—	Form of Bill of Sale

Exhibit H	—	Form of Trademark Assignment

Exhibit I	—	Form of Copyright Assignment

Exhibit J	—	Form of Intellectual Property Assignment

Exhibit K-1	—	Form of Sellers Transfer of Ownership Letters to FDA

Exhibit K-2	—	Form of Buyer Transfer of Ownership Letters to FDA

Exhibit L	—	Form of Domain Name Transfer Agreement

-i-

Exhibit M-1	—	Buyer Press Release

Exhibit M-2	—	Seller Press Release

SCHEDULES

Seller Disclosure Schedule

Buyer Disclosure Schedule

-ii-

     This ASSET PURCHASE AGREEMENT, dated as of October 22, 2003 (this “Agreement”), is made by and among ELAN PHARMACEUTICALS, INC., a Delaware corporation (“EPI”), ELAN PHARMA INTERNATIONAL LIMITED, a private limited company organized under the laws of the Republic of Ireland (“EPIL” and, together with EPI, the “Sellers”), and AAIPHARMA INC., a Delaware corporation (“Buyer”).

WITNESSETH:

     WHEREAS, Sellers are engaged in, among other things, the business of marketing and selling pharmaceutical products;

     WHEREAS, Sellers desire to sell to Buyer, and Buyer desires to purchase from Sellers, certain assets, and to assume certain liabilities, in each case relating to Sellers’ palliative care pharmaceutical business, which the Parties agree will be achieved pursuant to the terms and subject to the conditions set forth herein;

     NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements herein contained, the Parties hereto, intending to be legally bound, agree as follows:

SECTION 1. DEFINITIONS.

     1.1 Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

          “Accountants” means an accounting firm of national reputation (excluding each of Buyer’s and Sellers’ respective regular outside accounting firms) as may be mutually acceptable to Buyer and Sellers; provided, however, that in the event that Buyer and Sellers are unable to agree on such an accounting firm within ten (10) days, then the accounting firm shall be selected as follows: the Buyer shall select two accounting firms and the Sellers collectively shall select two accounting firms, from which the Accountants will be selected by lot.

          “Acquired Assets” shall have the meaning set forth in Section 2.1.

          “Action or Proceeding” means any action, suit, proceeding, arbitration, Order, inquiry, hearing, assessment with respect to fines or penalties or litigation (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental or Regulatory Authority or other Person.

          “Affiliate” shall mean, with respect to any Person, any Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. A Person or entity shall be regarded as in control of another entity if it owns or controls, directly or indirectly, (i) in the case of corporate entities, at least fifty percent (50%) (or the maximum ownership interest permitted by law) of the equity securities in the subject entity entitled to vote in the election of directors and (ii) in the case of an entity that is not a corporation, at least fifty percent (50%) (or the maximum ownership interest permitted by law) of the equity securities or other ownership interests with the power to direct the management and policies of such subject entity or entitled to elect the corresponding management authority; provided, however, that the term “Affiliate” shall not include subsidiaries or other entities in which a Party or its Affiliates own a majority of the ordinary voting power necessary to elect a majority of the board of directors or other governing board, but are restricted from electing such majority by contract or otherwise, until such time as such restrictions are no longer in effect.

          “Agreement” shall have the meaning set forth in the Preamble.

          “Applicable Laws” shall mean all laws, treaties, statutes, ordinances, judgments, decrees, directives, rules, injunctions, writs, regulations, orders, interpretations, authorizations and permits relating to, or of any Governmental or Regulatory Authority having jurisdiction over, the Business or the Acquired Assets, as may be in effect from time to time.

          “Assumed Liabilities” means (i) all accounts payable incurred by Buyer or an Affiliate of Buyer with respect to the Business following the Closing, (ii) all liabilities and obligations that Buyer has expressly assumed or agreed to assume under this Agreement, (iii) subject to the terms of the Roxane Assignment and Assumption Agreement, liabilities and obligations under or pursuant to the Roxane Purchase Agreement to be performed by Buyer or its Affiliates following the Closing (except as may result from any breach or failure by Sellers on or prior to the Closing), (iv) subject to the terms of the Duraclon Assignment and Assumption Agreement, all liabilities and obligations under or pursuant to the Duraclon Agreements to be performed by Buyer or its Affiliates following the Closing (except as may result from any breach or failure to perform by Sellers on or prior to Closing) and (v) except for matters for which Sellers would be obligated to indemnify Buyer Indemnified Parties pursuant to Section 11.2(a) hereof or liabilities associated with Defective Product, all liabilities and obligations arising from Products sold or manufactured by or on behalf of Buyer after Closing, including without limitation, product liability claims; provided, however, that notwithstanding the foregoing, Assumed Liabilities shall not include Royalty Obligations or the Roxane Payment Obligations.

          “Bill of Sale” shall have the meaning set forth in Section 2.5(a)(i).

          “Business” shall mean having manufactured, marketing, distributing, promoting and selling the Products, as conducted by Sellers as of the Closing Date.

          “Buyer” shall have the meaning set forth in the Preamble.

          “Buyer Disclosure Schedule” shall have the meaning set forth in Section 6.

          “Buyer Governmental Consent” shall have the meaning set forth in Section 6.4.

          “Buyer Indemnified Parties” shall have the meaning set forth in Section 11.2(a).

          “Buyer Net Sales Statement” shall have the meaning set forth in Section 3.6.

          “Buyer Third Party Consent” shall have the meaning set forth in Section 6.5.

          “Cap” shall have the meaning set forth in Section 11.5(b).

          “Chargeback Termination Date” shall have the meaning set forth in Section 10.2(c)(ii).

          “Closing” shall have the meaning set forth in Section 4.

          “Closing Date” shall have the meaning set forth in Section 4.

          “Closing Date Inventory Value” means (i) in the case of Inventory consisting of a Duraclon Presentation, the value of such Inventory as of the Closing Date at Sellers’ actual cost (exclusive of any Royalty Obligation) in an aggregate amount not to exceed the lesser of (x) the number vials of such Duraclon Presentation delivered by Sellers to Buyer on the Closing Date and (y) the number of vials of such Duraclon Presentation sold by Sellers during the 12 months ended September 30, 2003 and (ii) in the case of all other Inventory, the value of such Inventory as of the Closing Date at Sellers’ actual cost; provided, however, that Inventory (a) having an FDA approved shelf life of 36 months but having less than 24 months of remaining dating shall be deemed to have a value of zero and (b) all other Inventory having less than 12 months of remaining dating shall be deemed to have a value of zero.

          “Closing Date Inventory Value Adjustment” means the Closing Date Inventory Value minus the Estimated Closing Date Inventory Value.

          “Closing Date Inventory Value Statement” shall have the meaning set forth in Section 3.5.

          “Code” means the Internal Revenue Code of 1986, as amended.

          “Confidential Information” shall have the meaning set forth in Section 13.1(b).

          “Contract” means any commitment, contract, purchase order, lease, or other agreement, whether written or oral.

          “Copyright Assignment” shall have the meaning set forth in Section 2.5(a)(iii).

          “Copyrights” shall have the meaning set forth in Section 2.1(b).

          “DEA” shall mean the United States Drug Enforcement Administration.

          “Defective Product” shall have the meaning set forth in Section 3.5.

          “DESI” shall have the meaning set forth in Section 10.13.

          “Disclosing Party” shall have the meaning set forth in Section 13.1(a).

          “Domain Name Transfer Agreement” shall have the meaning set forth in Section 2.5(a)(xi).

          “Domain Names” shall have the meaning set forth in Section 2.1(c).

          “Duraclon Agreements” shall mean the following agreements:

(a) License Agreement dated November 1, 1996, between EPIL (as assignee of Roxane) and Fujisawa Healthcare, Inc. (as successor to Fujisawa USA, Inc.) (the “Duraclon License Agreement”);

(b) Manufacturing Agreement dated November 1, 1996, as amended May 15, 1998, between EPIL (as assignee of Roxane) and Fujisawa Healthcare, Inc. (as successor to Fujisawa USA, Inc.) (the “Duraclon Manufacturing Agreement”); and

(c) Asset Purchase Agreement dated November 1, 1996, as amended (i) by a letter agreement dated November 7, 1997, and (ii) a Second Amendment to Manufacturing Agreement dated as of May 15, 1998, between EPIL (as partial assignee of Roxane) and Fujisawa Healthcare, Inc. (as successor to Fujisawa USA, Inc.).

          “Duraclon Assignment and Assumption Agreement” shall mean the Assignment and Assumption Agreement by and among Buyer, EPIL and Fujisawa Healthcare, Inc., a Delaware corporation, dated on or prior to the Closing Date, in substantially the form attached hereto as Exhibit B (with such modifications thereto that are, in the aggregate, not materially less favorable to Buyer) relating to the assignment by EPIL, and the assumption by Buyer, of the Duraclon Agreements as set forth therein.

          “Duraclon Rights” shall mean the intellectual property rights licensed to EPIL pursuant to the Duraclon License Agreement.

          “Elan Companies Proceeding” means any Action or Proceeding commenced by or against Sellers or any of their respective Affiliates or officers or directors prior to the Closing or commenced after the Closing but based on events occurring prior to the Closing.

          “Elan Parent” shall mean Elan Corporation, plc, a public limited company organized under the laws of Ireland.

          “Elan Trademarks” shall mean the trademark “Elan,” the Elan corporate logo, and trade names of Sellers or their respective Affiliates, including the word “Elan” together with variations and derivatives thereof and any other logos, symbols or trademarks, trade names or service marks of Sellers or their respective Affiliates, but excluding the Intellectual Property.

          “Environmental Claim” shall mean any claim, investigation or notice (written or oral) by any Person alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or fatalities, or penalties) arising out of, based on or resulting from (a) the presence, release or threatened release into the environment of, or human exposure to, any Materials of Environmental Concern at any location, whether or not owned or operated by Sellers or (b) activities or conditions forming the basis of any violation, or alleged violation of, or liability or alleged liability under, any Environmental Law.

          “Environmental Laws” shall mean all applicable Federal, state and local laws, statutes, rules, regulations, ordinances (including any amendments thereto), including but not limited to the Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”), 42 U.S.C.

§ 9601 et seq., and the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., and the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., orders, decrees, plans, codes, judgments, injunctions, notice or demand letters, prohibitions, obligations, schedules, timetables, standards, conditions or requirements issued, entered, approved or promulgated thereunder, relating to pollution or protection of human health or the environment, including laws relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern in, into, onto or upon the environment (including, without limitation, ambient air, surface water, ground water, or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, collection, accumulation, storage, disposal, transport, or handling of Materials of Environmental Concern.

          “EPI” shall have the meaning set forth in the Preamble.

          “EPI Consideration” shall have the meaning set forth in Section 3.1.

          “EPIL” shall have the meaning set forth in the Preamble.

          “EPIL Consideration” shall have the meaning set forth in Section 3.1

          “Estimated Closing Date Inventory Value” shall mean the value of all Inventory as of the Closing Date, valued in accordance with the definition of “Closing Date Inventory Value” in Sellers’ good faith estimation, delivered in writing to Buyer at least three business days prior to the Closing Date.

          “Excluded Assets” shall have the meaning set forth in Section 2.2.

          “Excluded Books and Records” shall have the meaning set forth in Section 2.2(d).

          “Excluded Know-How” shall mean any and all Know-How owned or controlled by Sellers or their respective Affiliates other than the Included Know-How, including, without limitation, Know-How related to Sellers’ product(s) other than the Products.

          “Excluded Liabilities” shall have the meaning set forth in Section 2.4.

          “Expiration Date” shall have the meaning set forth in Section 11.1.

          “FDA” shall mean the United States Food and Drug Administration.

          “FSS” shall have the meaning set forth in Section 10.7(b).

          “GAAP” shall mean United States generally accepted accounting principles, consistently applied.

          “GMPs” shall have the meaning set forth in Section 2.1(e)(ii).

          “Governmental or Regulatory Authority” shall mean any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States or any state, county, city or other political subdivision thereof.

          “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

          “Improvements” shall mean technical improvements, modifications, inventions or discoveries, whether patented or unpatented, that are developed, made or acquired or are being developed, made or acquired by Sellers on or before the Closing Date and that are derived from or constitute additions or improvements to any Product including, but not limited to, any new additional dosage forms or strengths, new oral and non-oral formulations, generic versions, new/additional drug delivery systems, pro-drugs, analogues or process improvements.

          “Included Books and Records” shall mean all of the books, records, files, documents, information and correspondence (including Marketing and Pricing Data) owned by either Seller or any of their Affiliates as of the Closing Date necessary for, or solely to the extent related to, selling, promoting, manufacturing, marketing or distributing the Products, but excluding the Excluded Books and Records.

          “Included Know-How” shall mean (a) any and all Know-How owned by Sellers primarily related to the Products and (b) the Improvements primarily related to the Products.

          “IND” means (a) an Investigational New Drug Application, as defined in the U.S. Federal Food, Drug and Cosmetic Act, as amended, and the regulations promulgated thereunder, that is required to be filed with the FDA before beginning clinical testing of a product in human subjects, or any successor application or procedure and (b) all supplements and amendments that may be filed with respect to the foregoing.

          “Indemnification Claim Notice” shall have the meaning set forth in Section 11.3.

          “Indemnified Party” shall have the meaning set forth in Section 11.3.

          “Indemnitee” shall have the meaning set forth in Section 11.3.

          “Intellectual Property” shall mean the Licensed Intellectual Property and the Purchased Intellectual Property.

          “Intellectual Property Assignment” shall have the meaning set forth in Section 2.5(a)(vi).

          “Interim Services Agreement” shall mean the Interim Services Agreement by and between EPI and Buyer, dated as of the Closing Date, in substantially the form attached hereto as Exhibit C.

          “Inventory” means all inventory of finished Products (but not any works in progress of a finished Product or bulk active pharmaceutical ingredient) owned by either of the Sellers or any of their respective Affiliates on the Closing Date, but not including any vials of a Duraclon Presentation in excess of twice the number of vials of such Duraclon Presentation sold by Sellers during the twelve months ended September 30, 2003.

          “Irish Assignment Agreement” means one or more assignment agreements relating to the Irish Purchased Assets by and among Buyer, EPIL and EPI, substantially in the form attached hereto as Exhibit D.

          “Irish Purchased Assets” shall have the meaning set forth in Section 3.1.

          “Irish Stamp Tax” means any tax imposed under the provisions of the Stamp Duties Consolidation Act 1999 in connection with the execution of this Agreement or in connection with the transfer and sale of the Acquired Assets as contemplated by the terms of this Agreement or the Transaction Documents.

          “Know-How” shall mean all information and materials, including without limitation, any and all product specifications, product designs, plans, technology, ideas, concepts, trade secrets, manufacturing and packaging processes, technical information, expertise, skill, practice, inventions, procedures, manufacturing formulae, manufacturing directions, manufacturing specifications, manufacturing validation data, component specifications, test methods, preclinical, clinical, toxicology and stability data, validation data of analytical methods and know-how whether or not patentable.

          “Knowledge” with respect to any Party, shall mean the knowledge, after due inquiry and investigation, of the management personnel (or Persons performing similar functions) of such Party or other Persons with primary or supervisory responsibility for or daily involvement with the Business.

          “Licensed Intellectual Property” shall mean the trademarks (other than the Trademarks) and any other rights licensed from Roxane to Sellers (1) under the Roxane Trademark Agreement, subject to the terms of the Roxane Assignment and Assumption Agreement and (2) under the Duraclon Agreements, subject to the terms of the Duraclon Assignment and Assumption Agreement.

          “Lien or Other Encumbrance” shall mean, with respect to any asset, any mortgage, lien, pledge, security interest, claim, charge, option, right of first refusal or other encumbrance, restriction or limitation of any kind in respect of such asset.

          “Loss” shall have the meaning set forth in Section 11.2.

          “Manufacturing Amendment” shall have the meaning set forth in Section 7.3(p).

          “Marketing Authorizations” shall have the meaning set forth in Section 10.13.

          “Marketing and Pricing Data” shall mean (i) copies of all market research, marketing plans, media plans, advertising, promotional and marketing books and records, customer lists, sales data, price lists, sales training materials, and all other pricing, advertising and promotional information in the possession or control of Sellers and used in connection with the Business and (ii) originals of all Product labels and inserts and all films, artwork, photography and other graphic materials related thereto.

          “Material Adverse Effect” shall mean any event, change, circumstance or effect that is or reasonably could be expected to be (a) materially adverse to the business, assets, operations, results of operations or financial condition of the Business, taken as a whole, or any of the Products, other than any event, change, circumstance or effect relating (i) to the economy in general, or (ii) in general to the pharmaceutical industry in which the Business operates and not specifically relating to the Business; provided, that the Business, taken as a whole, is not materially disproportionately affected as compared to other Persons engaged in such industry by such event, change, circumstance or effect; or (b) materially adverse to the ability of a Party to consummate any of the transactions contemplated hereby; provided, however, that the entry into the marketplace of a generic equivalent to any of the Products shall not be a Material Adverse Effect.

          “Materials of Environmental Concern” shall mean all chemicals, pollutants, contaminants, wastes, toxic substances, petroleum, petroleum products and hazardous substances (as defined in Section 101(14) of CERCLA, 42 U.S.C. § 9601(14)), or solid or hazardous wastes as now defined under any Environmental Laws.

          “Multi-Product Contracts” shall have the meaning set forth in Section 10.7(a).

          “NDAs” shall have the meaning set forth in Section 2.1(d).

          “Non-Compete Agreement” shall mean the letter agreement, dated as of the date hereof, between Buyer, Elan Parent, EPI and EPIL in the form attached hereto as Exhibit E.

          “Non-Disclosing Party” shall have the meaning set forth in Section 13.1(a).

          “Notice of Objection” shall have the meaning set forth in Section 3.5.

          “Order” means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

          “Ordinary Course of Business” means such action that is consistent with the ordinary course practices of the Business as undertaken by Sellers from September 30, 2001 to the Closing Date.

          “Parties” shall mean Buyer and Sellers.

          “Party” shall mean each of Buyer, on the one hand, and Sellers, on the other hand.

          “Permits” shall mean all permits, licenses, registrations, reviews, Orders, certifications, consents, approvals and any other authorizations of any Governmental or Regulatory Authority, including, without limitation, the DEA and the FDA, that are required to own, maintain or otherwise operate any aspect of the Business.

          “Person” shall mean a natural person, a corporation, a partnership, a limited liability company, an association, a trust, a joint venture, or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

          “Pre-Closing Tax Period” shall mean all taxable periods ending on or before the Closing Date and the portion ending on the Closing Date of any taxable period that includes (but does not end on) the Closing Date. For purposes of this definition, personal property Taxes and similar ad valorem Taxes (but excluding, for the avoidance of doubt, any Transfer Taxes) arising out of, directly or indirectly, the Acquired Assets or the ownership or control, lease or license of any of the Acquired Assets for a taxable period that includes (but does not end on) on the Closing Date shall be (i) apportioned between the Sellers and Buyer based on the number of days of such period included in the Pre-Closing Tax Period and the number of days of such period after the Closing Date and (ii) determined in a manner consistent with the past practice of the Sellers.

          “Pre-1938 Drug” shall mean any prescription drug product marketed prior to June 25, 1938 and not the subject of an NDA or abbreviated NDA.

          “Product Registration Data” shall have the meaning set forth in Section 2.1(e).

          “Products” shall mean the following:

DURACLON® (“Duraclon”) (Clonidine Hydrochloride Injection), 100 µg/mL and 500 µg/mL (each such dosage, a “Duraclon Presentation”)

ORAMORPH® SR (Morphine Sulfate) Sustained Release Tablets, 15 mg, 30 mg, 60 mg and 100 mg

ROXICODONE® Tablets (Oxycodone HCl Tablets USP) 5 mg, 15 mg and 30 mg

ROXICODONE® Oral Solution (Oxycodone HC1 Oral Solution USP) 5 mg/5 mL

Oxycodone Intensol™ (Oxycodone HCI Oral Solution, Concentrate) 15 mg/0.75 mL (currently marketed as ROXICODONE™ INTENSOL™ 20 mg/mL)

ROXANOL™ Morphine Sulfate (Immediate Release) Oral Solution (Concentrate) 20 mg per mL

ROXANOL™-T Morphine Sulfate (Immediate Release), Oral Solution (Concentrate) 20 mg per mL (Tinted Flavored)

ROXANOL™ 100 Morphine Sulfate Oral Solution (Concentrate) 100 mg per 5 mL

          “Purchase Price” shall have the meaning set forth in Section 3.1.

          “Purchased Intellectual Property” shall mean the Included Know-How, the Trademarks, the Copyrights and the Domain Names.

          “Rebates Termination Date” shall have the meaning set forth in Section 10.2(b).

          “Recalls” shall have the meaning set forth in Section 10.14.

          “Returns Termination Date” shall have the meaning set forth in Section 10.2(a)(i).

          “Roxane” shall mean Roxane Laboratories, Inc., a Delaware corporation.

          “Roxane Assignment and Assumption Agreement” shall mean the Assignment and Assumption Agreement by and among Buyer, Sellers, Elan Parent, Roxane and Boehringer Ingelheim Corporation dated as of the date hereof and effective as of the Closing Date, attached hereto as Exhibit F.

          “Roxane Non-Compete Agreement” shall mean the Non-Compete letter agreement dated as of September 28, 2001 by and among Roxane, BIPI and BI Parent (as the terms BIPI and BI Parent are defined in the Roxane Purchase Agreement).

          “Roxane Payment Obligations” shall mean any payment obligations (other than the Roxane Royalty Obligations) under the Roxane Purchase Agreement (including, without limitation, those obligations set forth in Section 3.2 of the Roxane Purchase Agreement).

          “Roxane Purchase Agreement” shall mean the Asset Purchase Agreement dated as of September 28, 2001 by and between Roxane and EPIL.

          “Roxane Royalty Obligations” shall mean all royalty obligations set forth in Section 3.3 of the Roxane Purchase Agreement.

          “Roxane Trademark Agreement” shall mean the Trademark Agreement dated as of September 28, 2001 by and between Roxane and EPIL.

          “Roxi Trademarks” shall mean the trademarks “Roxiprin,” “Roxicet” and “Roxilox,” including all applications, renewals, registrations and common law rights thereof.

          “Royalty Obligations” shall mean all royalty and other payments that become due and payable to third parties as a result of sales of Products other than Roxane Royalty Obligations and payments pursuant to the Duraclon Agreements (other than payments pursuant to the Duraclon Manufacturing Agreement, which payments shall be deemed to be Royalty Obligations).

          “Seller Disclosure Schedule” shall have the meaning set forth in Section 5.

          “Seller Governmental Consent” shall have the meaning set forth in Section 5.4.

          “Seller Indemnified Parties” shall have the meaning set forth in Section 11.2(b).

          “Seller Net Sales Statement” shall have the meaning set forth in Section 3.6.

          “Seller Royalty Portion” shall have the meaning set forth in Section 3.6.

          “Sellers” shall have the meaning set forth in the Preamble.

          “Seller Third Party Consent” shall have the meaning set forth in Section 5.5.

          “Tax Benefit” shall mean the Tax savings, net of any Tax increases, actually realized by the Indemnified Party as a result of any deduction, loss, credit or other Tax reduction allowable to the Indemnified Party as a result of the damages giving rise to the indemnification claim, calculated on an incremental basis (i.e., by comparing the Indemnified Party’s total Tax liabilities with and without the benefit of such deduction, loss, credit or other Tax reduction item). The Indemnified Party shall provide the indemnifying party with a good faith computation of the Tax Benefit in reasonable detail; provided, however, that nothing in this sentence shall give the indemnifying party the right to review the Tax returns of the Indemnified Party or its Affiliates. The parties agree to consult with each other in good faith to resolve any dispute concerning the amount or timing of any Tax Benefit.

          “Taxes” shall mean all of the following: (i) any net income, withholding, deduction, alternative or add-on minimum tax, gross income, gross receipts, sales, use, value added, ad valorem, transfer, franchise, profits, license, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, capital tax, customs duty or other tax, governmental fee or other like assessment, together with any interest, penalty or additional amount due, imposed by any governmental, regulatory or administrative entity or agency responsible for the imposition of any such tax (domestic or foreign); (ii) any liability for the payment of any amounts of the type described in clause (i) above as a result of being a member of any affiliated, consolidated, combined, unitary or other group for any taxable period; and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) above as a result of any express or implied obligation to indemnify any other Person.

          “Third Party Claim” shall have the meaning set forth in Section 11.4.

          “Trademark Assignment” shall have the meaning set forth in Section 2.5(a)(ii).

          “Trademarks” shall have the meaning set forth in Section 2.1(a).

          “Transaction Documents” shall have the meaning set forth in Section 5.2.

          “Transfer Taxes” shall have the meaning set forth in Section 3.3.

          “WAC” shall have the meaning set forth in Section 10.2(e).

          “2001 Financial Statements” shall have the meaning set forth in Section 8.5.

          “2002 Financial Statements” shall have the meaning set forth in Section 8.5.

          “2003 Financial Statements” shall have the meaning set forth in Section 8.5.

          “2004 Measurement Year” shall have the meaning set forth in Section 3.6.

          “2004 Roxane Royalty” shall have the meaning set forth in Section 3.6.

SECTION 2. PURCHASE AND SALE.

     2.1 Acquired Assets. Upon the terms and subject to the conditions of this Agreement, each Seller shall sell, assign, transfer and convey to Buyer at Closing, free and clear of all Liens and Other Encumbrances, all of such Seller’s right, title and interest in, to and under the assets listed below (the “Acquired Assets”), and Buyer shall purchase such Acquired Assets and assume the Assumed Liabilities:

(a) Trademarks. All of Sellers’ right, title and interest to the trademarks set forth in Section 2.1(a) of the Seller Disclosure Schedule, including all applications, renewals, registrations and common law rights thereof (collectively, the “Trademarks”). “Trademarks” shall also include the distinctive trade dress, logos and service marks as set forth in Section 2.1(a) of the Seller Disclosure Schedule. “Trademarks” shall not include any trademark not listed in Section 2.1(a) of the Seller Disclosure Schedule, including, without limitation, the Elan Trademarks and any variations thereon and related logos or symbols.

(b) Copyrights. All of Sellers’ right, title and interest in and to the copyrights in all advertising, marketing and promotional materials as set forth in Section 2.1(b) of the Seller Disclosure Schedule (collectively, the “Copyrights”). Copyrights shall not include any copyrights not listed in Section 2.1(b) of the Seller Disclosure Schedule or portions of advertising or marketing and promotional materials relating to or describing the business of Sellers other than the Business or incorporating the trademark “Elan” and any variations thereof and related logos or symbols.

(c) Domain Names. All of Sellers’ right, title and interest in and to the domain names set forth in Section 2.1(c) of the Seller Disclosure Schedule, and all associated portals and websites solely associated with the Products (collectively, the “Domain Names”).

(d) NDAs. The New Drug Applications and any and all supplements, amendments and annual reports thereto set forth in Section 2.1(d) of the Seller Disclosure Schedule (collectively, the “NDAs”).

(e) Product Registration Data. The following with respect to the Products (including electronic copies where available) (the “Product Registration Data”):

(i) all regulatory files relating thereto, other than the NDAs, including, but not limited to, any licenses (to the extent transferable), and minutes of meetings and telephone conferences with the FDA, validation data, preclinical and clinical studies and tests related to the Products, and all audit reports of clinical studies, plus all investigational new drug applications and amendments, annual reports and safety reports associated therewith, drug master files, FDA approvals for export, documents relating to Phase IV studies and pediatric studies, as well as any foreign equivalents of any of the foregoing, which are in Sellers’ possession or control, and all correspondence with the FDA regarding the marketing status of such Product; and

(ii) all records maintained under current Good Manufacturing Practice requirements as set forth in 21 CFR parts 210 and 211 and as further defined by FDA guidance documents and rules and regulations administered by the FDA (“GMPs”) or other record keeping or reporting requirements of the FDA, the DEA, the Environmental Protection Agency, the Occupational Safety and Health Administration or any other United States or foreign regulatory authorities, including, but not limited to, FDA warning letters, FDA Notices of Adverse Finding Letters, FDA audit reports (including any comments on such reports), all other correspondence and communications with regulatory agencies in connection with such Product (including any advertising and promotion documents and 2253 forms), adverse event files, complaint files, medical inquiry files and manufacturing records, as well as any foreign equivalents of any of the foregoing which are in Sellers’ possession or control.

(f) Assigned Agreements. (i) Subject to the Duraclon Assignment and Assumption Agreement, certain rights and obligations of EPIL under the Duraclon Agreements.

(ii) Subject to the Roxane Assignment and Assumption Agreement and subject to Section 3.6 of this Agreement, certain rights and obligations of EPIL under the Roxane Purchase Agreement and the Roxane Trademark Agreement.

(iii) It is understood and agreed that Sellers are not assigning or transferring any Contracts to Buyer, and Buyer is not assuming any Contracts from Sellers, except as expressly provided herein.

(iv) Sellers’ rights under the Roxane Non-Compete Agreement.

(g) Included Know-How. The Included Know-How.

(h) Books and Records. The Included Books and Records.

(i) Inventory. All Inventory.

(j) Roxi Trademarks. The Roxi Trademarks.

     2.2 Excluded Assets. Buyer expressly understands and agrees that any assets of Sellers which are not set forth in Section 2.1 above are excluded from the transactions contemplated hereunder (the “Excluded Assets”). The Excluded Assets include, without limitation, the following:

          (a) cash, cash equivalents and accounts receivable as of the Closing Date; all prepayments, deferred assets, refunds, credits, overpayments or other receivables for Taxes attributable to any Pre-Closing Tax Period;

          (b) originals (but not copies thereof) of all market research, marketing plans, media plans, advertising, promotional and marketing books and records, customer lists, sales data, price lists, sales training materials and all other pricing, advertising and promotional information in the possession or control of Sellers and used in connection with the Business; provided, however, that when Sellers in their sole discretion determine that such originals are no longer required to be retained by Sellers pursuant to any Elan Companies Proceeding, Sellers shall transfer such originals to Buyer;

          (c) the Excluded Know-How;

          (d) all books and records solely to the extent related to or constituting (i) human resources and any other employee related files and records, (ii) original (but not copies of) financial and accounting records; provided, however, that when Sellers in their sole discretion determine that such originals are no longer required to be retained by Sellers pursuant to any Elan Companies Proceeding, Sellers shall transfer such originals to Buyer, (iii) any items set forth in Section 2.2(d) of the Seller Disclosure Schedule to the extent that any transfer thereof would subject either Seller or any of their respective Affiliates to any liability and (iv) any tax files, returns, documents, instruments, papers, books and records (collectively, the “Excluded Books and Records”); and

          (e) The Elan Trademarks.

     2.3 Assumption of Liabilities. Upon the terms and subject to the conditions of this Agreement, Buyer agrees to assume, effective as of Closing, and subsequently to pay, honor and discharge when due, all of the Assumed Liabilities. Notwithstanding anything to the contrary contained herein, except for the Assumed Liabilities, Buyer shall not assume and shall not be liable or responsible for any liability of Sellers, including, without limitation, the Excluded Liabilities.

     2.4 Excluded Liabilities. Other than the Assumed Liabilities and except as otherwise specifically provided in the Interim Services Agreement, Buyer shall not assume or be deemed to have assumed or guaranteed, or otherwise be responsible for, any other liability, obligation, or claim of any nature, whether direct or indirect, for any debts, obligations or liabilities of Sellers or their respective Affiliates relating to the Acquired Assets, the Business or otherwise, without regard to whether such debt, obligation or liability is known, knowable, or unknown, matured or unmatured, liquidated or unliquidated, fixed or contingent, arising out of acts, omissions or occurrences prior to Closing or any conditions existing prior to Closing, even if such actions, omissions or conditions continue thereafter, and regardless of whether or not such claims are listed on any schedule hereto (the “Excluded Liabilities”). Without limiting the generality of the foregoing, all liabilities and obligations of Sellers and their respective Affiliates, other than the Assumed Liabilities, shall be retained and remain obligations and liabilities of Sellers and their respective Affiliates and none of the following shall be “Assumed Liabilities” for the purposes of this Agreement:

          (a) all obligations, liabilities, costs and damages relating to the ownership and operation of the Business prior to Closing, including all liabilities with respect to (i) any Product manufactured or sold prior to Closing, except as otherwise provided in the Interim Services Agreement, and (ii) any violation of any Applicable Law, including any Environmental Law, prior to Closing;

          (b) any obligation, liability or deferred credit for Taxes arising from or with respect to the Acquired Assets or the operations of the Business which is incurred in or attributable to any period ending on or prior to Closing unless such item is attributable to any action taken by Buyer after the Closing but prior to the close of business on the Closing Date;

          (c) any obligation, liability, costs and damages relating to any advances, loans, notes or other obligations (including the interest incurred thereon) owed by Sellers;

          (d) any obligations, liability, costs and damages relating to any Environmental Claim in respect of the Business arising from or relating to actions, inactions, events or conditions arising or occurring on or prior to Closing;

          (e) the Royalty Obligations and the Roxane Payment Obligations, whether incurred prior to, on or after the Closing; and

          (f) any liability set forth in Section 2.4 of the Seller Disclosure Schedule.

     2.5 Deliveries.

          (a) By Sellers. In order to effectuate the sale, assignment, transfer and conveyance contemplated by this Section 2, EPI and/or EPIL, as the case may be, shall execute and deliver, or shall cause to be executed and delivered, to Buyer at the Closing (or five (5) business days prior to the Closing with respect to Section 2.5(a)(xiv)) the following:

(i) a Bill of Sale substantially in the form attached hereto as Exhibit G (the “Bill of Sale”);

(ii) a Trademark Assignment substantially in the form attached hereto as Exhibit H (the “Trademark Assignment”);

(iii) a Copyright Assignment substantially in the form attached hereto as Exhibit I (the “Copyright Assignment”);

(iv) the Duraclon Assignment and Assumption Agreement;

(v) the Roxane Assignment and Assumption Agreement;

(vi) an Intellectual Property Assignment substantially in the form attached hereto as Exhibit J (the “Intellectual Property Assignment”);

(vii) the Manufacturing Amendment duly executed by EPIL and Roxane;

(viii) the Interim Services Agreement;

(ix) Product Transfer of Ownership Letters to the FDA in substantially the form attached hereto as Exhibit K-1 for each of the Products;

(x) the Non-Compete Agreement;

(xi) a Domain Name Transfer Agreement substantially in the form attached hereto as Exhibit L (the “Domain Name Transfer Agreement”);

(xii) the certificates, consents and other documents to be delivered pursuant to Section 7 hereof;

(xiii) all other such bills of sale, certificates of title and such other documents or instruments of assignment, transfer or conveyance, as Buyer reasonably may deem necessary to vest in or confirm to Buyer full and complete title to, and the right to use and enjoy, the Acquired Assets, hereby agreed to be, and intended to be, conveyed and transferred to Buyer;

(xiv) the 2001 Financial Statements, 2002 Financial Statements and 2003 Financial Statements, each of which shall be delivered no later than five (5) business days prior to Closing; and

(xv) a certificate of analysis from Roxane for each lot of Inventory of Product.

          Sellers shall make available to Buyer at Sellers’ distribution center physical possession of the Inventory within three (3) business days following the Closing. Subject to the terms of the Interim Services Agreement, the Parties acknowledge that they will work together to transfer physical possession of the Acquired Assets (other than the Inventory) following the Closing and that Sellers will need to retain certain of the Acquired Assets for some period following the Closing in order to perform its obligations under the Interim Services Agreement.

          (b) By Buyer. In order to effectuate the sale, assignment, transfer and conveyance contemplated by this Section 2, Buyer shall execute and deliver, or shall cause to be executed and delivered, to Sellers at the Closing the following:

(i) the Purchase Price pursuant to Section 3.1 hereof; provided, however, that Sellers authorize Buyer to, and Buyer shall, deliver $51,400,000 of the Purchase Price allocated to EPIL directly to Roxane or its designee;

(ii) the Trademark Assignment;

(iii) the Copyright Assignment;

(iv) the Duraclon Assignment and Assumption Agreement;

(v) the Roxane Assignment and Assumption Agreement;

(vi) the Intellectual Property Assignment;

(vii) the certificates, consents and other documents to be delivered pursuant to Section 7 hereof;

(viii) the Interim Services Agreement;

(ix) Product Transfer of Ownership Letters to the FDA in substantially the form attached hereto as Exhibit K-2 for each of the Products; and

(x) the Non-Compete Agreement.

     2.6 Assignability and Consents. Notwithstanding anything to the contrary contained in this Agreement, if the sale, assignment, transfer, conveyance or delivery or attempted sale, assignment, transfer, conveyance or delivery to Buyer of any asset that would be an Acquired Asset would require any authorizations, approvals, consents or waivers from any Governmental or Regulatory Authority or other Person (other than any authorization, approval, consent or waiver pursuant to the HSR Act, to which this Section 2.6 shall not apply) and such authorizations, approvals, consents or waivers shall not have been obtained prior to the Closing, then in such case the Closing shall proceed without the sale, assignment, transfer, conveyance or delivery of such asset and this Agreement shall not constitute an agreement for the sale, assignment, transfer, conveyance or delivery of such asset; provided, that the foregoing shall in no way relieve such Party of its obligation to acquire such authorization, approval, consent or waiver, and nothing in this Section 2.6 shall be deemed to waive (i) the rights of Sellers or Buyer not to consummate the transactions contemplated by this Agreement if the conditions to Sellers’ or Buyer’s obligations set forth in Section 7.2 or Section 7.3, respectively, have not been satisfied, including for the failure to deliver the Acquired Assets that become the subject of this Section 2.6, and/or (ii) a Party’s right to pursue any remedies available to such Party with respect to such failure to acquire such authorization, approval, consent or waiver. In the event that the Closing proceeds without the sale, assignment, transfer, conveyance or delivery of any such asset, then following the Closing, the Parties shall use their reasonable efforts, and cooperate with each other, to obtain promptly such authorizations, approvals, consents or waivers; provided, however, that neither Sellers nor Buyer shall be required to pay any consideration to obtain any such authorization, approval, consent or waiver. Pending such authorization, approval, consent or waiver, the Parties shall cooperate with each other in any mutually agreeable, reasonable and lawful arrangements designed to provide to Buyer the benefits of use of such asset and to Sellers the benefits, including any indemnities, that, in each case, it would have obtained had the asset been conveyed to Buyer at the Closing. To the extent that Buyer is provided the benefits pursuant to this Section 2.6 of any Contract, Buyer shall (x) perform for the benefit of the other parties thereto the obligations of Sellers thereunder and (y) shall satisfy any related liabilities with respect to such Contract that, but for the lack of an authorization, approval, consent or waiver to assign such obligations or liabilities to Buyer, would be Assumed Liabilities. Once authorization, approval, consent or waiver for the sale, assignment, transfer, conveyance or delivery of any such asset not sold, assigned, transferred, conveyed or delivered at the Closing is obtained, Sellers shall assign, transfer, convey and deliver such asset to Buyer at no additional cost to Buyer.

     2.7 License to Elan Trademarks. As of the Closing Date, Sellers hereby grant to Buyer a non-exclusive, fully-paid, royalty-free license to use the Elan Trademarks on the advertising, marketing and promotional materials covered by the Copyrights solely to distribute, use, sell, offer to sell, have sold, market, co-market, import, export, promote and co-promote the Products. The license granted in this Section 2.7 with respect to use of the Elan Trademarks on the advertising, marketing and promotional materials covered by the Copyrights shall terminate upon Buyer’s depletion or disposal of the inventory of such materials transferred from Sellers to Buyer.

SECTION 3. PURCHASE PRICE.

     3.1 Purchase Price. The purchase price for the Acquired Assets (including, but not limited to, the license for the Licensed Intellectual Property, the Duraclon Rights, the rights assigned to Buyer pursuant to the Duraclon Assignment and Assumption Agreement and the rights assigned to Buyer pursuant to the Roxane Assignment and Assumption Agreement) in U.S. Dollars shall be the sum of (x) One Hundred Million Dollars ($100,000,000) plus (y) the Estimated Closing Date Inventory Value minus (z) $2,500,000 (collectively the “Purchase Price”), of which (a) $97,000,000 (the “EPIL Consideration”) shall be payable to EPIL in respect of the Intellectual Property and Duraclon Rights, all of which is owned or licensed by EPIL and such other Acquired Assets owned by EPIL, (i) $96,998,500 of which shall be payable in respect of such Intellectual Property, Duraclon Rights and Acquired Assets (other than Irish Purchased Assets) and (ii) $1,500 of which shall be payable in respect of such Intellectual Property, Duraclon Rights and Acquired Assets which are Irish Purchased Assets and (b) the remainder of which (the “EPI Consideration”) shall be payable to EPI in respect of the Inventory, Books and Records and such other Acquired Assets owned by EPI, (i) $498,500 of which shall be payable in respect of such Acquired Assets (other than Inventory or Irish Purchased Assets), (ii) $1,500 of which shall be payable in respect of such Acquired Assets which are Irish Purchased Assets and (iii) the remainder of which shall be payable in respect of Inventory. The EPI Consideration and the EPIL Consideration shall be paid by Buyer to EPI and EPIL, respectively, on the Closing Date, by wire transfer of immediately available funds, to the bank account(s) of such entities provided to Buyer. The Purchase Price shall be exclusive of any value added Tax which, if charged, shall be payable by Buyer, subject to Section 11.2(a)(vii). For the avoidance of doubt, the Sellers and Buyer agree that they have no Knowledge of any information suggesting that the Acquired Assets, the Licensed Intellectual Property, the Duraclon Rights, the rights assigned to Buyer pursuant to the Duraclon Assignment and Assumption Agreement or the rights assigned to Buyer pursuant to the Roxane Assignment and Assumption Agreement are comprised of property which is situate in Ireland (“Irish Purchased Assets”). However, to the extent that the Acquired Assets, the Licensed Intellectual Property, the Duraclon Rights, the rights assigned to Buyer pursuant to the Duraclon Assignment and Assumption Agreement or the rights assigned to Buyer pursuant to the Roxane Assignment and Assumption Agreement do in fact comprise Irish Purchased Assets, the Sellers and Buyer hereby agree that the Purchase Price for the Irish Purchased Assets shall not exceed the amounts stated to be payable in respect of Irish Purchased Assets pursuant to this Section 3.1.

     3.2 Allocation of Purchase Price. The Parties shall allocate the Purchase Price among the Acquired Assets transferred by EPI, and the EPI Consideration shall be allocated among the Acquired Assets in a manner consistent with the provisions of Section 1060 of the Code, and Buyer and Sellers agree (a) to report the sale and purchase of the Acquired Assets for tax purposes in accordance with such allocations and (b) not to take any position inconsistent with such allocations on any of their respective tax returns. Sellers shall initially determine and send written notice to Buyer of the amount of the Purchase Price it intends to allocate to the Inventory, Books and Records and such other Acquired Assets owned by EPI within 90 days after the Closing Date. Buyer will be deemed to have accepted such allocation unless it provides written notice of disagreement to Sellers within 60 days after the receipt of Sellers’ notice of allocation. If Buyer provides such notice of disagreement to Sellers, the Parties shall proceed in good faith to determine such allocation that is in dispute. If, within 60 days after Sellers receive Buyer’s notice of disagreement, the Parties have not reached agreement, the Accountants shall be engaged to determine the final allocation. Sellers and Buyer shall share equally the fees of such Accountants. Notwithstanding anything to the contrary, in no event shall any portion of the Purchase Price payable to either Seller be allocated to the other Seller (or the Acquired Assets transferred by the other Seller).

     3.3 Sales, Use and Other Taxes. Subject to Section 11.2(a)(vii), all transfer, documentary, sales, use, value-added, gross receipts, stamp duty, registration or other similar transfer taxes (collectively, “Transfer Taxes”) incurred in connection with the transfer and sale of the Acquired Assets as contemplated by the terms of this Agreement, including all recording or filing fees, notarial fees and other similar costs of Closing, that may be imposed, payable, collectible or incurred shall be borne by Buyer. Buyer shall execute and deliver to Sellers at Closing an original of any resale exemption certificate or other document required to secure an exemption from any applicable Transfer Taxes. The Parties agree to cooperate reasonably with each other to claim any applicable exemption from, or reduction of, any applicable Transfer Taxes.

     3.4 Tax Withholding. All payments under or contemplated by this Agreement or the other Transaction Documents will be made without any deduction or withholding for or on account of any Taxes. The Parties agree to reasonably cooperate with each other, including by completing or filing documents required under the provisions of any applicable income tax treaty or Applicable Law, to claim any applicable exemption from, or reduction of, any such applicable Taxes.

     3.5 Closing Date Inventory Value Adjustments. As promptly as practicable, but in any event not later than 30 days after the Closing Date, Sellers shall prepare and deliver to Buyer a statement calculating the Closing Date Inventory Value (the “Closing Date Inventory Value Statement”). During the 30 day period immediately following Buyer’s receipt of the Closing Date Inventory Value Statement, Buyer shall be permitted to review Sellers’ books and records to the extent reasonably necessary for Buyer to evaluate the Closing Date Inventory Value Statement. The Closing Date Inventory Value

Statement shall become final and binding upon Buyer and Sellers at the end of such 30-day period, unless Buyer objects to the Closing Date Inventory Value Statement, in which case it shall send written notice (the “Notice of Objection”) to Sellers within such period, setting forth in specific detail the basis for its objection and its proposal for any adjustments to the Closing Date Inventory Value Statement. If a timely Notice of Objection is received by Sellers, then the Closing Date Inventory Value Statement shall become final and binding (except as provided below with respect to resolution of disputes) on Sellers and Buyer on the first to occur of (x) the date Sellers and Buyer resolve in writing any differences they have with respect to the matters specified in the Notice of Objection and (y) the date all matters in dispute are finally resolved in writing by the Accountants, in each case as provided below. Sellers and Buyer shall seek in good faith to reach agreement as to any such proposed adjustment or that no such adjustment is necessary within 10 days following receipt of the Notice of Objection. If agreement is reached in writing within such 10-day period as to all proposed adjustments, or that no adjustments are necessary, Sellers and Buyer shall revise the Closing Date Inventory Value Statement accordingly. If Sellers and Buyer are unable to reach agreement within 10 days following receipt of the Notice of Objection, then the Accountants shall be engaged at that time to review the Closing Date Inventory Value Statement, and shall make a determination as to the resolution of any adjustments. The determination of the Accountants shall be delivered as soon as practicable following engagement of the Accountants, but in no event more than 30 days thereafter, and shall be final, conclusive and binding upon Sellers and Buyer and the Parties shall revise the Closing Date Inventory Value Statement accordingly. Sellers, on the one hand, and Buyer, on the other hand, shall each pay one-half of the cost of the Accountants. Within 10 days after the date on which the Closing Date Inventory Value Statement becomes final and binding on Sellers and Buyer, Buyer shall pay the Closing Date Inventory Value Adjustment to Sellers, if positive, and Sellers shall pay the Closing Date Inventory Value Adjustment to Buyer, if negative. Notwithstanding anything in this Agreement to the contrary, in the event any of the Inventory (i) was not manufactured in compliance with GMP, (ii) as of the date of delivery to Buyer fails to be in compliance with the applicable Specifications (as defined in the Roxane Manufacturing Agreement), (iii) as of the date of delivery to Buyer is adulterated or misbranded within the meaning of the Food, Drug, and Cosmetic Act, as amended (the “FD&C Act”) or (iv) as of the date of delivery to Buyer is an article that may not be introduced into interstate commerce under the provisions of Sections 404 or 505 of the FD&C Act (each, a “Defective Product”), Buyer may return such Defective Product to Sellers and such returned Defective Product shall not be included in the Closing Date Inventory Value Statement. In the event Defective Product is discovered and returned after the Closing Date Inventory Value Adjustment has been finally determined, Sellers shall refund to Buyer within thirty (30) days of receipt of such Defective Product an amount equal to Sellers’ actual cost for such Defective Product; provided, however, that Sellers shall have no such refund obligations to Buyer if such Defective Product is not returned to Sellers prior to the date which is 120 days after the Closing Date unless the defect in such Defective Product could not be reasonably discovered upon reasonable inspection and testing of the Product (in which case, Buyer must notify Sellers as soon as practicable after discovery of such defect).

     3.6 Roxane Royalty Payments. Pursuant to the Roxane Assignment and Assumption Agreement, Buyer shall assume responsibility for the obligations in Section 3.3 of the Roxane Purchase Agreement with respect to sales made in the 2004 Measurement Year and thereafter. Within 30 days of the Closing Date, Sellers shall prepare and deliver to Buyer a statement (the “Seller Net Sales Statement”) calculating Sellers’ Net Sales (as defined in the Roxane Assignment and Assumption Agreement) for the portion of the twelve months ended September 30, 2004 (the “2004 Measurement Year”) ended on the Closing Date. In the event that Buyer is obligated to make a royalty payment to Roxane under the

Roxane Assignment and Assumption Agreement for the 2004 Measurement Year (a “2004 Roxane Royalty”), as promptly as practicable, but in any event not later than 30 days after the date on which such royalty payment to Roxanne is due, Buyer shall prepare and deliver to Sellers a statement calculating Buyer’s Net Sales and calculating the amount of the 2004 Roxane Royalty based on Buyer’s Net Sales and Sellers’ Net Sales based on the Seller Net Sales Statement (the “Buyer Net Sales Statement”). If neither Party objects in writing to the calculations set forth in the Seller Net Sales Statement and the Buyer Net Sales Statement, such calculations shall be final and binding on the parties within 30 days of Sellers’ receipt of the Buyer Net Sales Statement and Sellers shall pay to Buyer at the end of such 30-day period an amount (the “Seller Royalty Portion”) equal to the product of (i) the 2004 Roxane Royalty and (ii) a fraction, (x) the numerator of which is Seller Net Sales set forth in the Seller Net Sales Statement and (y) the denominator of which is the sum of Seller Net Sales set forth in the Seller Net Sales Statement and Buyer Net Sales set forth in the Buyer Net Sales Statement. If either Party objects in writing to such calculation within such 30-day period, such Party shall have the rights to dispute resolution and review of the Accountants in the same time periods as with regard to a Notice of Objection with respect to the Closing Date Inventory Value Adjustment under Section 3.5 and the Seller Royalty Portion shall be adjusted accordingly.

SECTION 4. CLOSING AND CLOSING DATE.

          Unless this Agreement shall have been terminated pursuant to Section 12.1, on the terms and subject to the conditions of this Agreement, the closing of the purchase and sale of the Acquired Assets, the assumption of the Assumed Liabilities and the consummation of the other transactions contemplated hereby (the “Closing”) shall take place at the offices of Cahill Gordon & Reindel LLP, 80 Pine Street, New York, NY on the third (3rd) business day following satisfaction of the conditions to Closing (other than those that, by their nature, can only be satisfied at the Closing) set forth in Section 7 hereafter or at such other time, date and place as mutually agreed to by the Parties. For purposes of this Agreement, all transactions consummated at the Closing shall be deemed to be effective as of 5:00 p.m. Eastern Standard Time on the date of the Closing (the “Closing Date”).

SECTION 5. REPRESENTATIONS AND WARRANTIES OF SELLERS.

          Each Seller hereby represents and warrants to Buyer, jointly and severally, that as of the date hereof, subject to such exceptions as are specifically disclosed in the disclosure schedule (referencing appropriate Sections hereof) supplied by Sellers to Buyer and dated as of the date hereof, attached hereto and incorporated herein by reference (the “Seller Disclosure Schedule”), which Seller Disclosure Schedule shall be deemed to be representations and warranties of Sellers as if made herein:

     5.1 Organization, Good Standing, Power. Each Seller is a corporation duly organized, validly existing and (where applicable) in good standing under the laws of such Seller’s jurisdiction of organization. Each Seller has the requisite corporate power and authority to own, operate and lease the properties that it purports to own, operate or lease (including the Acquired Assets) and to carry on its business as it is now being conducted and has been conducted since September 28, 2001 and is duly licensed or qualified as a foreign corporation in each domestic or foreign jurisdiction in which the nature of the business conducted by it (including the Business) or the character or the location of the properties owned or leased by it (including the Acquired Assets) makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, individually or in the aggregate, have a Material Adverse Effect.

     5.2 Corporate Authorization. The execution, delivery and performance by each Seller of this Agreement and each agreement or instrument contemplated by this Agreement (collectively, the “Transaction Documents”) to which such Seller is a party, and the consummation of the transactions contemplated hereby and thereby, are within such Seller’s corporate powers and have been duly authorized by all necessary corporate action on the part of such Seller. The Board of Directors of each Seller has taken all action required by Applicable Law and its organizational documents to authorize the execution and delivery of this Agreement and the Transaction Documents to which it is a party by such Seller and the consummation of the transactions (including the performance by such Seller of its obligations) contemplated hereunder and thereunder. This Agreement is, and the Transaction Documents to which such Seller is a party (when executed and delivered by such Seller in accordance with the provisions hereof and assuming the due execution and delivery hereof and thereof by the other parties thereto) will be, legal, valid and binding obligations of such Seller, in each case enforceable against such Seller in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization, or similar laws from time to time in effect which affect the enforcement creditors’ rights generally.

     5.3 Non-Contravention. The execution, delivery and performance by each Seller of this Agreement and the Transaction Documents to which such Seller is a party do not and will not (a) contravene or conflict with the organizational documents of such Seller, (b) contravene or conflict with or constitute a violation of any Applicable Law, or (c) result in the creation of any Lien or Other Encumbrance upon any of the Acquired Assets, or constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or to any obligation by such Seller or to a loss of any benefit relating to the Business to which such Seller is entitled under any provision of any Contract or other instrument binding upon such Seller or by which any of the Acquired Assets are or may be bound.

     5.4 Governmental Authorization. The execution, delivery and performance by each Seller of this Agreement and the Transaction Documents to which such Seller is a party and the consummation by such Seller of the transactions contemplated hereby and thereby will not require any notice to, declarations or filing with, or the consent, waiver, approval, or authorization of, any Governmental or Regulatory Authority or foreign authority (each, a “Seller Governmental Consent”), except as contemplated by Section 10.1, other than where the failure to obtain such consent, approval or authorization, or to give or make any such notice or filing, would not, individually or in the aggregate, have a Material Adverse Effect.

     5.5 Seller Third Party Consents. Section 5.5 of the Seller Disclosure Schedule sets forth each Contract or other instrument binding upon either Seller or any Permit requiring a consent with respect to the execution, delivery and performance of this Agreement and the Transaction Documents to which such Seller is a party, or the consummation of the transactions contemplated hereby and thereby (each such consent, a “Seller Third Party Consent” and together the “Seller Third Party Consents”).

     5.6 Title to Acquired Assets. Sellers are the sole and exclusive legal and equitable owners of the assets listed in Section 2.1(a)-(j) and have good and marketable title to the Acquired Assets, free and clear of any Lien or Other Encumbrance. Upon the Closing, Buyer will receive good and marketable title to all of the assets listed in Section 2.1(a)-(j), free and clear of any Lien or Other Encumbrance. Sellers have the right to grant to Buyer the rights with respect to the Licensed Intellectual Property and the Duraclon Rights as set forth in this Agreement and, to the Knowledge of Sellers, are the sole license holders of such assets. Upon the Closing, Buyer shall be entitled to exercise the rights under the Licensed Intellectual Property and the Duraclon Rights as contemplated by this Agreement and the Transaction Documents.

     5.7 Acquired Assets. The Acquired Assets, the Licensed Intellectual Property, the Duraclon Rights, the rights assigned to Buyer pursuant to the Duraclon Assignment and Assumption Agreement and the rights assigned to Buyer pursuant to the Roxane Assignment and Assumption Agreement include all of the assets and properties (i) that are owned or licensed by Sellers with respect to the marketing and sale of the Products and (ii) that are reasonably required to manufacture, market, promote, distribute, use, sell and ship the Products after the Closing, with the exception of any manufacturing and other facilities, fixtures and equipment used in the manufacture and sale of the Products or in connection with the Business or otherwise, in substantially the manner and substantially to the extent manufactured, marketed, promoted, distributed, used, sold and shipped by Sellers after September 28, 2001. No Affiliate of Sellers has been or is involved in the operation of the Business in any material respect and no Affiliate of Sellers owns or licenses any assets or properties reasonably necessary for Buyer to manufacture, market, promote, distribute, use, sell or ship the Products in substantially the manner and substantially to the extent manufactured, marketed, promoted, distributed, used, sold and shipped by Sellers after September 28, 2001. Sellers possess or control all Product Registration Data except for Product Registration Data which, if not possessed or controlled by Sellers, would not have a Material Adverse Effect.

     5.8 Intellectual Property. (i) The Intellectual Property and the Duraclon Rights include all the intellectual property and proprietary rights required for the manufacturing, promoting, marketing, use, distribution, sale and shipment of the Products and the conduct of the Business in substantially the manner and substantially to the extent conducted by Sellers after September 28, 2001; (ii) no Action or Proceeding relating to the Purchased Intellectual Property or, to the Knowledge of Sellers, the Licensed Intellectual Property or the Duraclon Rights, has been instituted and is pending, or to Sellers’ Knowledge, threatened; (iii) there are no royalty, commission or similar obligations on Sellers applicable to the Purchased Intellectual Property or, to the Knowledge of Sellers, the Licensed Intellectual Property or the Duraclon Rights, or any material licenses, sublicenses or agreements with third parties relating to or involving the Purchased Intellectual Property or, to the Knowledge of Sellers, the Licensed Intellectual Property or the Duraclon Rights; (iv) except as provided in the Duraclon Agreements and the Roxane Trademark Agreement, Sellers have not agreed to indemnify any Person for or against any infringement by the Purchased Intellectual Property or the Licensed Intellectual Property or the Duraclon Rights; and (v) to the Knowledge of Sellers, all registered or filed items of the Purchased Intellectual Property currently being used are properly registered or filed, as the case may be, and have been properly maintained under all Applicable Laws, other than where the failure to register properly or file or to maintain properly such registered or filed items of the Intellectual Property would not, individually or in the aggregate, have a Material Adverse Effect. Sellers own all right, title and interest in and to the Purchased Intellectual Property and have a license, sublicense or other permission to use all of the Licensed Intellectual Property and the Duraclon Rights and, with respect to the Purchased Intellectual Property, own such Purchased Intellectual Property free and clear of all Liens or Other Encumbrances. To the Knowledge of Sellers, the operation of the Business as currently conducted prior to the Closing Date does not infringe or misappropriate the intellectual property rights of any Person. To the Knowledge of Sellers, no Person has infringed or misappropriated or is infringing or misappropriating any of the Intellectual Property or the Duraclon Rights. To the Knowledge of Sellers, none of the trademarks contained in the Intellectual Property or the Duraclon Rights are confusingly similar, or likely to cause confusion, with any trademark of any other Person. There are no patents or patent applications owned or licensed by Sellers with claims covering any of the Products or that are necessary for the manufacture, marketing, distribution or sale of any of the Products.

     5.9 Regulatory Status. (a) EPIL is the lawful holder of the NDAs and INDs for the Products and the rights commensurate with those Products having Pre-1938 Drug status. The regulatory status of each of the Products is set forth in Section 5.9 of the Seller Disclosure Schedule.

          (b) All of the NDAs are in full force and effect and, to the Knowledge of Sellers, all of the NDAs have been duly and validly issued. There is no Action or Proceeding by any Governmental or Regulatory Authority pending or, to the Knowledge of Sellers, threatened seeking the recall of any of the Products or the revocation or suspension of any of the NDAs and INDs for the Products or the rights commensurate with those Products having Pre-1938 drug status. Sellers have made available to Buyer complete and correct copies of the NDAs and INDs for the Products, including both hard copies and electronic copies, if any.

          (c) Sellers have no Knowledge of any information suggesting that (i) the Products that are the subject of an NDA or IND or Products having Pre-1938 Drug status cannot be marketed pursuant to the applicable NDA or as a Pre-1938 Drug or (ii) the Products not covered by an NDA or that do not have Pre-1938 Drug status cannot continue to be marketed in the United States of America substantially in the manner previously marketed by Sellers and with the same marketing claims and materials that are being or have been used by Sellers. Sellers have taken all necessary steps to ensure that each Product can continue to be marketed under the applicable NDA or as a Pre-1938 Drug or other applicable product registration, except to the extent the failure to take such steps would not, individually or in the aggregate, have a Material Adverse Effect. Sellers do not represent and warrant that the FDA will not, at some future date, require the submission of a new drug application or additional information for Products not covered by an NDA or require the submission of additional information for Products covered by an NDA; provided, however, that Sellers have no Knowledge that the FDA plans to take any such actions.

          (d) Sellers have no Knowledge of any facts which are reasonably likely to cause (i) market withdrawal, recall or suspension of any of the Products, (ii) a change in the marketing classification of any of the Products, (iii) a material change in the labeling of any of the Products or (iv) a termination or suspension of marketing of any of the Products.

          (e) Sellers have not received any communication, nor do Sellers have any Knowledge, of any facts which furnish any reasonable basis for believing that the reimbursement rate paid by governmental or private third party payers for any of the Products has been, is being or will be reduced such that it would have a Material Adverse Effect.

          (f) Sellers have made available to Buyer all (i) outstanding post-approval commitments to the FDA, (ii) all adverse drug experience information, (iii) customer complaints, (iv) investigations of complaints, (v) FDA adverse event reports and (vi) reports of trends of adverse events, to the extent relating to the Products and to the extent that any of the foregoing is in Sellers’ Knowledge or possession. Sellers have made available to Buyer all preclinical, clinical and validation data and any risk assessments in its possession that have been generated to demonstrate the safety and/or effectiveness of each of the Products. The preclinical and clinical studies conducted with respect to each of the Products were conducted in compliance with then-applicable FDA regulations and Product

Registration Data, except to the extent any noncompliance with such applicable FDA regulations and Product Registration Data would not have a Material Adverse Effect. The Product Registration Data accurately and completely describe the preclinical and clinical studies, except to the extent any failure to accurately or completely describe such studies would not, individually or in the aggregate, have a Material Adverse Effect.

          (g)     Sellers (only with respect to the operation of the Business), and the Products (including the labeling thereof) are in compliance in all respects with all Applicable Law, except where the failure to be in compliance would not, individually or in the aggregate, have a Material Adverse Effect. Sellers have no Knowledge of any facts which furnish any reasonable basis for any notice of adverse findings, warning or other regulatory letters or sanctions, Section 305 notices, or other similar communication, and, since September 28, 2001 (and, to Sellers’ Knowledge, since January 1, 1988), there have been no recalls, withdrawals, field notifications, alerts or seizures requested or, to the Knowledge of Sellers, threatened relating to any of the Products or the Business. Sellers have no Knowledge of any misstatements or material omissions relating to the Products or the Business in any regulatory submission or other document required to be maintained by Applicable Law and the accuracy of its regulatory submissions has not been contested by any Governmental or Regulatory Authority.

          (h)     No employee or officer of Sellers, or to the Knowledge of Sellers, any other Person, including any clinical investigator, involved in any services in connection with the Products was debarred or otherwise deemed to be ineligible to provide services in connection with any of the Products at the time such services were provided to Sellers.

          (i)     Sellers and their respective employees, and, to Sellers’ Knowledge, all contract manufacturers, packagers, and other Persons involved in the manufacture, processing, testing, promoting or advertising of the Products are, and since September 28, 2001 have been, in compliance with all applicable FDA regulations with respect to the Products.

          (j)     All filings and notices required to be delivered to any Governmental or Regulatory Authority with respect to any of the Products have been made on a timely basis, except where the failure to make such filings and notices on a timely basis would not, individually or in the aggregate, have a Material Adverse Effect.

          (k)     Sellers (with respect to the Business) and the Products are in compliance with the Federal Controlled Substances Act and applicable DEA and state regulations, including, but not limited to, record keeping, reporting, registration, security, labeling, and quota requirements, except where the failure to be in compliance would not, individually or in the aggregate, have a Material Adverse Effect.

     5.10 Litigation. Except as set forth in Section 5.10 of the Seller Disclosure Schedule, there are no Actions or Proceedings currently pending before any Governmental or Regulatory Authority, nor to the Knowledge of Sellers, threatened or reasonably anticipated against Sellers relating to, affecting or arising in connection with (a) the Acquired Assets, the Duraclon Rights, the Licensed Intellectual Property, the rights assigned to Buyer pursuant to the Duraclon Assignment and Assumption Agreement, the rights assigned to Buyer pursuant to the Roxane Assignment and Assumption Agreement or the Business; (b) this Agreement or the Transaction Documents; or (c) the transactions contemplated by this Agreement or the Transaction Documents. Sellers are not subject to any Order that could reasonably be expected to materially impair or delay the ability of Sellers to perform their obligations hereunder.

Section 5.10 of the Seller Disclosure Schedule lists all Actions or Proceedings to which Sellers have been a party since September 28, 2001 with respect to any of the Acquired Assets, the Duraclon Rights, the Licensed Intellectual Property, the rights assigned to Buyer pursuant to the Duraclon Assignment and Assumption Agreement, the rights assigned to Buyer pursuant to the Roxane Assignment and Assumption Agreement, the Products or the Business.

     5.11 Compliance with Laws; Permits. (a) With respect to the Business and the Products only, Sellers have not violated any Applicable Law (other than any Environmental Laws which are the subject of Section 5.12), except for violations that have not had and could not have a Material Adverse Effect, and Sellers have not received any written notice alleging any violation of any Applicable Law.

          (b) With respect to the Business and the Products only, Sellers have obtained all Permits, except for Permits the absence of which could not have a Material Adverse Effect. All of the Permits are in full force and effect and, to the Knowledge of Sellers, have been duly and validly issued, except for Permits the absence of which, individually or in the aggregate, could not have a Material Adverse Effect. Except as set forth in Section 5.11 of the Seller Disclosure Schedule, there is no Action or Proceeding by any Governmental or Regulatory Authority pending or, to the Knowledge of Sellers, threatened seeking the revocation or suspension of any Permits.

     5.12 Environmental Matters. Sellers have operated the Business in compliance with all Environmental Laws, except for such instances of noncompliance that, individually or in the aggregate, could not have a Material Adverse Effect. There is no pending or, to the Knowledge of Sellers, threatened Action or Proceeding by any Person or Governmental or Regulatory Authority, or written notice of any violation of, or formal administrative proceeding relating to, arising under or involving any Environmental Laws involving the Business.

     5.13 Material Contracts. Section 5.13 of the Seller Disclosure Schedule sets forth each material Contract to which Sellers are a party that (i) relates to the manufacturing, marketing, sale, licensing or distribution of any of the Products; (ii) has been entered into with any Governmental or Regulatory Authority with respect to the manufacture, marketing, promotion, distribution or sale of the Products; (iii) contains covenants not to compete or otherwise restricts the manufacture, marketing, promotion, distribution or sale of the Products; or (iv) provides for coupons, rebates, chargebacks, promotions, discounts or advertising of any of the Products. Each of the Duraclon Agreements is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms against EPIL; and EPIL has performed all of its required material obligations under, and is not in material violation or breach of or default under, any of the Duraclon Agreements. To the Knowledge of Sellers, the other parties to any of the Duraclon Agreements are not in material violation or breach of or default under such Duraclon Agreement. Sellers have made available to Buyer complete and correct copies of each of the Duraclon Agreements.

     5.14 Brokerage. No broker, finder or similar agent has been employed by or on behalf of Sellers, and no Person with which Sellers have had any dealings or communications of any kind is entitled to any brokerage commission, finder’s fee or any similar compensation, in connection with this Agreement or the transactions contemplated hereby.

     5.15 Operations. Since September 28, 2001, except as set forth in Section 5.15 of the Seller Disclosure Schedule, there has not been any event resulting in, individually or in the aggregate, a Material

Adverse Effect. Without limiting the generality of the foregoing, since September 28, 2001, Sellers have not, with respect to the Business:

          (a) failed to comply with their material obligations or otherwise been in material breach under any Contract;

          (b) taken any action inconsistent with maintaining and preserving the goodwill of customers and suppliers;

          (c) failed to maintain their books, accounts and records in the usual, regular and ordinary manner on a basis consistent with past practice;

          (d) sold, leased or otherwise disposed of or agreed to sell, lease or otherwise dispose of, any assets, properties, rights or claims other than sales of inventory and disposal of immaterial assets in the Ordinary Course of Business at prices, in quantities and on terms consistent with past practice;

          (e) accelerated the volume of sales of any of the Products to their customers in excess of quantities consistent with past practice (including increasing any pipeline stock of any of the Products above the level reasonably necessary to meet current and reasonably forecasted near term future Product demand);

          (f) incurred or become subject to, nor agreed to incur or become subject to, any debt, obligation or liability, contingent or otherwise, that in any way would adversely affect Buyer’s ownership of the Acquired Assets, the Duraclon Rights, the Licensed Intellectual Property, the rights assigned to Buyer pursuant to the Duraclon Assignment and Assumption Agreement, the rights assigned to Buyer pursuant to the Roxane Assignment and Assumption Agreement or the Business; or

          (g) taken or omitted to take any action which could have a Material Adverse Effect.

     5.16 Financial Statements. As of the date of delivery to Buyer as required hereunder, the 2001 Financial Statements, 2002 Financial Statements and 2003 Financial Statements (i) will present fairly the financial position and results of the Business as of the statement dates and for the periods indicated and (ii) will be prepared in accordance with GAAP, subject to the basis of preparation included in those financial statements but as deemed acceptable by the Securities Exchange Commission to the extent such financial statements are required to be filed with the Securities Exchange Commission, consistently applied throughout and among the periods indicated.

     5.17 Intercompany Transactions. There are no written and/or oral agreements between Sellers, between Seller(s) and their Affiliates or between Sellers’ Affiliates which would create any obligation to Buyer and/or affect ownership of the Acquired Assets, the Licensed Intellectual Property, the rights assigned to Buyer pursuant to the Duraclon Assignment and Assumption Agreement, the rights assigned to Buyer pursuant to the Roxane Assignment and Assumption Agreement or the Duraclon Rights.

     5.18 Financial Condition of the Business. The net revenue and gross profit of the Business to be set forth in the 2003 Financial Statements will not be materially less than the aggregate net revenue and aggregate gross profit, respectively, set forth in the financial statements for the months January through June 2003 attached hereto as Exhibit A (taking into account any reclassifications of the net revenue and gross profit calculations to be set forth in the 2003 Financial Statements to provide for a like kind comparison to the net revenue and gross profit, respectively, as calculated in such financial statements attached hereto as Exhibit A).

          Except as expressly provided in this Agreement and the Transaction Documents, Sellers do not make any representation or warranty whatsoever. WITHOUT LIMITING THE FOREGOING, BUYER ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT AND THE TRANSACTION DOCUMENTS, (A) SELLERS MAKE NO REPRESENTATION OR WARRANTY OF ANY KIND WHATEVER, BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND (B) SELLERS SPECIFICALLY DISCLAIM ANY AND ALL IMPLIED OR STATUTORY WARRANTIES, INCLUDING WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE OR WARRANTY OF NONINFRINGEMENT.

SECTION 6. REPRESENTATIONS AND WARRANTIES OF BUYER.

          Buyer hereby represents and warrants to Sellers that as of the date hereof, subject to such exceptions as are specifically disclosed in the disclosure schedule (referencing appropriate Sections hereof) supplied by Buyer to Sellers and dated as of the date hereof, attached hereto and incorporated herein by reference (the “Buyer Disclosure Schedule”), which Buyer Disclosure Schedule shall be deemed representations and warranties of Buyer as if made herein:

          6.1 Organization, Good Standing, Power. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has the requisite corporate power and authority to own, operate and lease the properties that it purports to own, operate or lease and to carry on its business as it is now being conducted and is duly licensed or qualified as a foreign corporation in each domestic or foreign jurisdiction in which the nature of the business conducted by it or the character or the location of the properties owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement and the Transaction Documents to which Buyer is a party.

          6.2 Corporate Authorization. The execution, delivery and performance by Buyer of this Agreement and the Transaction Documents to which Buyer is a party, and the consummation of the transactions contemplated hereby and thereby, are within Buyer’s corporate powers and have been duly authorized by all necessary corporate action on the part of Buyer. The Board of Directors or Executive Committee of the Board of Directors of Buyer has taken all action required by Applicable Law and its organizational documents to authorize the execution and delivery of this Agreement and the Transaction Documents to which it is a party by Buyer and the consummation of the transactions (including the performance by Buyer of its obligations) contemplated hereunder and thereunder. This Agreement is, and the Transaction Documents to which Buyer is a party (when executed and delivered by Buyer in accordance with the provisions hereof and assuming the due execution and delivery hereof and thereof by the other parties thereto) will be, legal, valid and binding obligations of Buyer, in each case enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization, or similar laws from time to time in effect which affect the enforcement of creditors’ rights generally.

     6.3 Non-Contravention. The execution, delivery and performance by Buyer of this Agreement and the Transaction Documents to which Buyer is a party do not and will not (a) contravene or conflict with the Certificate of Incorporation or Bylaws (or similar organizational documents) of Buyer, (b) contravene or conflict with or constitute a violation of any Applicable Law, or (c) constitute a default under or give rise to any right of termination, cancellation or acceleration of any right under any provision of any agreement, contract or other instrument binding upon Buyer or by which any of Buyer’s assets are or may be bound.

     6.4 Governmental Authorization. The execution, delivery and performance by Buyer of this Agreement and the Transaction Documents to which Buyer is a party and the consummation by Buyer of the transactions contemplated hereby and thereby will not require any notice to, declarations or filing with, or the consent, waiver, approval or authorization of, any governmental or regulatory authority, including any Governmental or Regulatory Authority or foreign authority (each, a “Buyer Governmental Consent”), except as contemplated by Section 10.1 or as set forth in Section 6.4 of the Buyer Disclosure Schedule, other than where the failure to obtain such consent, approval or authorization, or to give or make any such notice or filing, would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business, operations or financial condition of Buyer or on the ability of Buyer to consummate the transactions contemplated hereby.

     6.5 Buyer Third Party Consents. There is no Contract or other instrument binding upon Buyer or any Permit requiring a consent with respect to the execution, delivery and performance of this Agreement and the Transaction Documents to which Buyer is a party, or the consummation of the transactions contemplated hereby and thereby (each such consent, a “Buyer Third Party Consent” and together the “Buyer Third Party Consents”).

     6.6 Litigation. There are no Actions or Proceedings pending against Buyer, or to the Knowledge of Buyer, threatened or reasonably anticipated against Buyer, relating to, affecting or arising in connection with (a) this Agreement or the Transaction Documents, or (b) the transactions contemplated by this Agreement or the Transaction Documents. Buyer is not subject to any Order that could reasonably be expected to materially impair or delay the ability of Buyer to perform its obligations hereunder.

     6.7 Brokerage. No broker, finder or similar agent has been employed by or on behalf of Buyer, and no Person with which Buyer has had any dealings or communications of any kind is entitled to any brokerage commission, finder’s fee or any similar compensation, in connection with this Agreement or the transactions contemplated hereby.

          Except as expressly provided in this Agreement and the Transaction Documents, Buyer does not make any representation or warranty whatsoever. WITHOUT LIMITING THE FOREGOING, SELLERS ACKNOWLEDGE THAT, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT AND THE TRANSACTION DOCUMENTS, (A) BUYER MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND WHATEVER, BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND (B) BUYER SPECIFICALLY DISCLAIMS ANY AND ALL IMPLIED OR STATUTORY WARRANTIES, INCLUDING WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE OR WARRANTY OF NONINFRINGEMENT.

SECTION 7. CONDITIONS TO CLOSING.

     7.1 Conditions to the Obligations of Each Party. The obligation of each Party to effect the transactions contemplated by this Agreement shall be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

(a) Termination or Expiration of HSR Waiting Period. Any required waiting periods (and any extension thereof) applicable to the consummation of this Agreement under the HSR Act shall have expired or been terminated.

(b) No Injunction or Other Governmental Action. No Order shall be issued by any Governmental or Regulatory Authority, nor any Applicable Law shall be in effect, that would prevent the consummation of the transactions contemplated by this Agreement.

(c) Governmental Consents. All Seller Governmental Consents and Buyer Governmental Consents shall have been obtained or made, as the case may be.

     7.2 Conditions to the Obligations of Sellers. The joint and several obligation of Sellers to consummate the transactions contemplated by this Agreement are subject to the satisfaction, on or before the Closing Date, of the following conditions (subject in each case to the right of Sellers to waive any such condition):

(a) Representations and Warranties True. All of the representations and warranties of Buyer contained in this Agreement or in any written statement, certificate, schedule or other document delivered pursuant hereto or in connection with the transactions contemplated hereby shall be true and correct in all material respects on the date hereof and on and as of the Closing Date as if made on and as of the Closing Date.

(b) Covenants and Agreements Performed. Buyer shall have performed in all material respects each obligation and each agreement and complied in all material respects with any covenant to be performed and complied with by Buyer hereunder at or prior to the Closing Date.

(c) Buyer Third Party Consents. All Buyer Third Party Consents shall have been obtained or made, as the case may be.

(d) Payment of Purchase Price. Buyer shall have delivered to or at the direction of Sellers the Purchase Price free of any deduction or withholding for or on account of any Tax.

(e) Interim Services Agreement. Buyer shall have executed and delivered, or caused to be executed and delivered, to Sellers the Interim Services Agreement.

(f) Duraclon Assignment and Assumption Agreement. The other parties thereto shall have executed and delivered to Sellers the Duraclon Assignment and Assumption Agreement.

(g) Roxane Assignment and Assumption Agreement. The other parties thereto shall have executed and delivered to Sellers the Roxane Assignment and Assumption Agreement.

(h) Domain Name Transfer Agreement. Buyer shall have executed and delivered to Sellers the Domain Name Transfer Agreement.

(i) Trademark Assignment. Buyer shall have executed and delivered to Sellers the Trademark Assignment.

(j) Copyright Assignment. Buyer shall have executed and delivered to Sellers the Copyright Assignment.

(k) Intellectual Property Assignment. Buyer shall have executed and delivered to Sellers the Intellectual Property Assignment.

(l) Non-Compete Agreement. Buyer shall have executed and delivered the Non-Compete Agreement.

(m) Officers’ Certificate. Buyer shall have delivered to Sellers a certificate, dated as of the Closing Date, signed by a duly authorized officer of Buyer to the effect that the conditions set forth in Sections 7.2(a) and (b) have been satisfied at the Closing Date, and that Buyer is not in material default under any provision of this Agreement.

(n) Incumbency Certificate. Buyer shall have delivered to Sellers an incumbency certificate, dated as of the Closing Date, including specimen signatures, as to the incumbency of each of Buyer’s officers who have executed this Agreement and any other agreement or instrument to be delivered to Sellers at the Closing.

(o) Other Documents. Buyer shall have delivered to Sellers all such other documents reasonably requested by Sellers relating to the existence of Buyer, the authority of Buyer to enter into the transactions contemplated by this Agreement and similar matters.

     7.3 Conditions to the Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction, on or before the Closing Date, of the following conditions (subject in each case to the right of Buyer to waive any such condition):

(a) Representations and Warranties True. All of the representations and warranties of Sellers contained in this Agreement or in any written statement, certificate, schedule or other document delivered pursuant hereto or in connection with the transactions contemplated hereby that are qualified by Material Adverse Effect shall be true and correct in all respects on the date hereof and on and as of the Closing Date as if made on and as of the Closing Date and all other representations and warranties shall be true and correct except as will not have a Material Adverse Effect on and as of the Closing Date as if made on and as of the Closing Date.

(b) Covenants and Agreements Performed. Sellers shall have performed in all material respects each obligation and each agreement and complied in all material respects with any covenant to be performed and complied with by Sellers hereunder at or prior to the Closing Date.

(c) Seller Third Party Consents. All Seller Third Party Consents shall have been obtained or made, as the case may be.

(d) Bill of Sale. Sellers shall have executed and delivered to Buyer the Bill of Sale.

(e) Interim Services Agreement. EPI shall have executed and delivered to Buyer the Interim Services Agreement.

(f) Duraclon Assignment and Assumption Agreement. The other parties thereto (including EPIL) shall have executed and delivered to Buyer the Duraclon Assignment and Assumption Agreement. The parties agree to cooperate and negotiate in good faith to cause the satisfaction of this condition.

(g) Roxane Assignment and Assumption Agreement. The other parties thereto (including EPIL) shall have executed and delivered to Buyer the Roxane Assignment and Assumption Agreement.

(h) Domain Name Transfer Agreement. EPIL shall have executed and delivered to Buyer the Domain Name Transfer Agreement.

(i) Trademark Assignment. EPIL shall have executed and delivered to Buyer the Trademark Assignment.

(j) Copyright Assignment. EPIL shall have executed and delivered to Buyer the Copyright Assignment.

(k) Intellectual Property Assignment. EPIL shall have executed and delivered to Buyer the Intellectual Property Assignment.

(l) Marketing and Pricing Data. Sellers shall have delivered to Buyer the Marketing and Pricing Data.

(m) Non-Compete Agreement. Elan Parent, EPI and EPIL shall have executed and delivered the Non-Compete Agreement.

(n) Officers’ Certificate. Each Seller shall have delivered to Buyer a certificate, dated as of the Closing Date, signed by a duly authorized officer of such Seller to the effect that the conditions set forth in Sections 7.3(a) and (b) have been satisfied at the Closing Date, and that such Seller is not in material default under any provision of this Agreement.

(o) Incumbency Certificate. Each Seller shall have delivered to Buyer an incumbency certificate, dated as of the Closing Date, including specimen signatures, as to the incumbency of such Seller’s officers who have executed this Agreement and any other agreement or instrument to be delivered to Buyer at the Closing.

(p) Manufacturing Agreement Amendment. The Manufacturing Agreement by and between Roxane and EPIL dated as of September 28, 2001, shall have been amended to provide for an extension of the term of such agreement from three years to five years (the “Manufacturing Amendment”).

(q) BI Consents. Boehringer Ingelheim Pharmaceuticals, Inc. and Boehringer Ingelheim International GmbH shall have executed and delivered to Buyer the consents contemplated under the Roxane Assignment and Assumption Agreement with respect to the assignment of the Non-Compete Agreement.

(r) Other Documents. Sellers shall have delivered to Buyer all such other documents reasonably requested by Buyer relating to the existence of Sellers, the authority of Sellers to enter into the transactions contemplated by this Agreement and similar matters.

SECTION 8. COVENANTS OF SELLERS.

     8.1 Preservation of Business. From the date hereof to and including the Closing Date, Sellers will use all reasonable efforts, but in no event less than those efforts consistent with Sellers’ efforts prior to the date hereof, to preserve the Business intact, and to preserve for Buyer the goodwill of the suppliers, customers and others having business relations with the Business.

     8.2 Operation of Business. From the date hereof until the Closing Date, Sellers will continue to operate the Business consistent with Sellers’ current practice. From the date hereof until the Closing Date, Sellers will not, without first obtaining the written consent of Buyer (which consent shall not unreasonably be withheld):

          (a) place any Lien or Other Encumbrance on any Acquired Asset, Duraclon Right, the Licensed Intellectual Property, the rights assigned to Buyer pursuant to the Duraclon Assignment and Assumption Agreement or the rights assigned to Buyer pursuant to the Roxane Assignment and Assumption Agreement or allow any such Lien or Other Encumbrance to be placed or remain on any Acquired Asset, Duraclon Right, the Licensed Intellectual Property, the rights assigned to Buyer pursuant to the Duraclon Assignment and Assumption Agreement or the rights assigned to Buyer pursuant to the Roxane Assignment and Assumption Agreement;

          (b) enter into any transaction or make any agreement or commitment relating to or concerning the Acquired Assets, Duraclon Rights or Licensed Intellectual Property or the Business, other than in the Ordinary Course of Business (including, without limitation, increasing any pipeline stock of any of the Products above the level reasonably necessary to meet current and reasonably forecasted near term future Product demand); or

          (c) take any action or fail to take any action that would cause the representations and warranties set forth in Section 5.15 to be untrue in a manner that would result in the failure of the condition set forth in Section 7.3(a) to the Buyer’s obligation to consummate the transactions contemplated by this Agreement.

     8.3 Access to Information. Subject to Applicable Law, Sellers agree that for a period of ten (10) years following the Closing Date, Sellers will afford promptly to Buyer and its authorized representatives reasonable access (including the right to make copies at Buyer’s expense, as appropriate), at reasonable times during normal business hours and upon reasonable written notice, to (x) information regarding the Business, the Acquired Assets, Duraclon Rights, the Licensed Intellectual Property, the rights assigned to Buyer pursuant to the Duraclon Assignment and Assumption Agreement or the rights assigned to Buyer pursuant to the Roxane Assignment and Assumption Agreement, and to related personnel of the Business and (y) the books and records of Sellers relating to the Business, and Sellers’ employees and auditors, to the extent necessary to determine any matter relating to Buyer’s rights and obligations hereunder; provided, that (i) Buyer shall not interfere unreasonably with the conduct of the business of Sellers and (ii) any such review by Buyer shall be subject to the confidentiality provisions set forth in Section 13.1 below.

     8.4 Notices of Certain Events. Sellers shall promptly notify Buyer of any of the following events that occur prior to the Closing Date:

          (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

          (b) any notice or other communication from any Governmental or Regulatory Authority in connection with the Business or the transactions contemplated by this Agreement;

          (c) any Actions or Proceedings commenced or, to the Knowledge of Sellers, threatened against, relating to or involving or otherwise affecting Sellers or the Business that, if pending on the date of this Agreement would have been required to have been disclosed pursuant to Section 5.10 or that relate to the consummation of the transactions contemplated by this Agreement; and

          (d) any event that causes any representation or warranty set forth in Section 5 to be untrue in a manner that would result in the failure of the condition set forth in Section 7.3(a) to the Buyer’s obligation to consummate the transactions contemplated by this Agreement..

     8.5 Financial Statements. Sellers will deliver to Buyer, at Buyer’s expense, the following financial statements for each of the Products:

          (a) audited financial statements for the period September 28, 2001 through December 31, 2001 (the “2001 Financial Statements”) to be delivered as soon as practicable after the date hereof and in any event on or prior to five business days before the Closing Date;

          (b) audited financial statements for the calendar year 2002 (the “2002 Financial Statements”) to be delivered as soon as practicable after the date hereof and in any event on or prior to five business days before the Closing Date;

          (c) audited financial statements for the first two calendar quarters of 2003 (the “2003 Financial Statements”) to be delivered as soon as practicable after the date hereof and in any event on or prior to five business days before the Closing Date;

          (d) audited financial statements for the period beginning January 1, 2003 and ending on the Closing Date, to be delivered as soon as practicable after the Closing Date and in any event within forty-five (45) days after the Closing Date; and

          (e) unaudited quarterly statements for the calendar year 2002 and the first three quarters of 2003, and unaudited statements for the period October 1, 2003 through the Closing Date, to be delivered as soon as practicable after the Closing Date and in any event within forty-five (45) days after the Closing Date.

The foregoing financial statements shall be prepared in accordance with GAAP, subject to the basis of preparation included in those financial statements, but deemed acceptable by the Securities Exchange Commission to the extent such financial statements are required to be filed with the Securities Exchange Commission, which will specifically include gross margins and net sales of the Products in the United States. In addition to the foregoing, Sellers will use commercially reasonable efforts to assist Buyer in acquiring from Roxane audited financial statements for the period January 1, 2001 through September 28, 2001, it being understood that Buyer will pay Roxane’s fees incurred in respect of such statements.

SECTION 9. COVENANTS OF BUYER.

     9.1 Access to Information. (a) Subject to Applicable Law, Buyer agrees that for a period of ten (10) years following the Closing Date, Buyer will afford promptly to Sellers and their authorized representatives reasonable access (including the right to make copies at Sellers’ expense, as appropriate) at reasonable times during normal business hours and upon reasonable written notice to the books and records of Buyer relating to the Business, and Buyer’s employees and auditors, to the extent necessary to permit Sellers to determine any matter relating to Sellers’ rights and obligations hereunder; provided, that (i) Sellers shall not interfere unreasonably with the conduct of the business of Buyer and (ii) any such review shall be subject to the confidentiality provisions set forth in Section 13.1 below.

          (b) In order to facilitate the resolution of any claims made by or against or incurred by Elan Parent, the Sellers or any of their Affiliates or officers or directors in any Elan Companies Proceeding, upon reasonable notice, Buyer shall (i) afford the officers, employees and authorized agents and representatives of Elan Parent, Sellers or any of their Affiliates reasonable access (including the right to make copies at their own expense), during normal business hours, to the offices, properties, books and records of Buyer with respect to the Business and the Products relating to the period prior to Closing, (ii) reasonably make available to the officers, employees and authorized agents and representatives of Elan Parent, Sellers or any of their Affiliates the employees of Buyer whose assistance, testimony or presence is necessary to assist Elan Parent, Sellers or any of their Affiliates in evaluating any claims and/or in defending against or in prosecuting such claims, including the presence of such persons as witnesses in hearings or trials for such purposes and (iii) to the extent that Elan Parent, Sellers or any of their Affiliates is legally required to produce original documents included in the Acquired Assets for inspection in any Elan Companies Proceeding, reasonably cooperate with Elan Parent, Sellers or any of their Affiliates in making such original documents available for inspection by parties to such Elan Companies Proceeding; provided, however, that the foregoing shall not unreasonably interfere with the business operations of the Buyer or any of its Affiliates or subsidiaries, and Sellers shall reimburse Buyer for its reasonable direct out-of-pocket costs and expenses.

          (c) Buyer agrees to maintain all original Marketing and Pricing Data included in Acquired Assets for a period of ten (10) years after the Closing Date. After such ten-year period, before Buyer shall dispose of any such Marketing and Pricing Data, it shall provide to the Sellers at least ninety (90) calendar days prior written notice to such effect and the Sellers shall be given an opportunity, at their sole cost and expense, to remove and retain all or any part of such Marketing and Pricing Data as Sellers may select.

     9.2 Notices of Certain Events. Buyer shall promptly notify Sellers of any of the following events that occur prior to the Closing Date:

          (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

          (b) any notice or other communication from any Governmental or Regulatory Authority in connection with the transactions contemplated by this Agreement; and

          (c) any Actions or Proceedings commenced or, to the Knowledge of Buyer, threatened against, relating to or involving or otherwise affecting Buyer that, if pending on the date of this Agreement would have been required to have been disclosed pursuant to Section 6.6 or that relate to the consummation of the transactions contemplated by this Agreement.

SECTION 10. ADDITIONAL COVENANTS AND AGREEMENTS OF THE PARTIES.

     10.1 Governmental Filings. Each Party shall cooperate fully with the other in preparing and filing all notices, applications, submissions, reports and other instruments and documents that are necessary, proper or advisable under Applicable Laws to consummate and make effective the transactions contemplated by this Agreement, including Sellers’ reasonable cooperation in the efforts of Buyer to obtain any consents and approvals of any Governmental or Regulatory Authority required for Buyer to be able to own the Acquired Assets. Without limiting the generality of the foregoing, Sellers and Buyer will, as promptly as practicable following the date of this Agreement, as applicable, file or supply, or cause to be filed and supplied, any notifications and information required to be filed or supplied pursuant to the HSR Act.

     10.2 Returns, Rebates and Chargebacks. (a) (i) Sellers shall be financially responsible only for returned Products evidenced as being sold by Sellers on or before the Closing Date; provided, however, that Sellers’ maximum financial obligation to issue credits or other reimbursement for returned Products shall terminate ninety (90) days after the Closing Date (the “Returns Termination Date”). Buyer shall be financially responsible for returned Products evidenced as being sold by Buyer after the Closing Date and all returned Products after the Returns Termination Date.

          (ii) As of the Closing, the Parties will use reasonable efforts in requesting that customers direct all returned Products to Buyer; provided, however, returned Products received by Buyer or Sellers after the Closing Date will be handled by such Party at its respective returns handling facility. If either Party accepts returned Products for which the other Party was financially responsible as set forth in Section 10.2(a)(i) above, that Party shall bill the other Party for the amount of such return in accordance with the current returned goods policy of the Party receiving the returned Product and the associated reasonable cost of destruction. Each such invoice shall set forth the number of units processed, together with such other information as shall be necessary to support the invoice. Each Party shall, within thirty (30) days of its receipt of invoice, pay the other Party for the full invoiced amount.

          (iii) Neither Party shall encourage Product returns or accept Product returns outside of its normal course of business without prior consultation with the other Party.

          (b) Sellers shall be financially responsible for all rebates pursuant to any government rebate programs with respect to government claims for the Products dispensed (the dispense date contained in any report from a government rebate program shall be used for purposes of determining the date of such rebate) on or before thirty (30) days after the Closing Date; provided, however, that Sellers’ maximum financial obligation for such rebates shall terminate ninety (90) days after the Closing Date (the “Rebates Termination Date”). Buyer shall assume financial responsibility for all rebates pursuant to any government rebate programs with respect to government claims for the Products dispensed thirty (30) days after the Closing Date and all rebates after the Rebates Termination Date. The Parties further acknowledge that government rebates are billed on a calendar quarter basis and to the extent that the periods set forth in this Section 10.2(b) do not end on a calendar quarter, the Parties shall make payments for such fractional periods of any applicable quarter in order to effect the terms set forth herein and in the Roxane Assignment and Assumption Agreement.

          (c)(i) The administrative responsibility for processing all chargeback claims and related administrative service fees for the Products under the Multi-Product Contracts shall be done solely in accordance with the provisions of Section 10.7 hereof.

          (ii) Sellers shall be financially responsible for all chargeback claims and related administrative service fees for the Products with a chargeback invoice dated (i.e., the date of sale from the wholesaler to the wholesaler customer) on or before sixty (60) days after the Closing Date; provided, however, that Sellers’ maximum financial obligation for chargeback claims and related administrative service fees for the Products shall terminate on ninety (90) days after the Closing Date (the “Chargeback Termination Date”). Buyer shall be financially responsible for all chargeback claims and related administrative service fees for the Products with a chargeback invoice dated sixty (60) days after the Closing Date and all claims and related fees after the Chargeback Termination Date. If either Party issues financial credit or other reimbursement for chargeback claims and related administrative fees for which the other Party was financially responsible as set forth in this Section 10.2(c), that Party shall bill the other Party for such amount on an invoice setting forth information as shall be reasonably necessary to support the invoice. Each Party shall, within thirty (30) days of its receipt of invoice, pay the other Party for the full invoiced amount.

          (d) The Parties shall use reasonable efforts and cooperate in good faith to notify the wholesale trade customers of the Products of the transfer of ownership of the Acquired Assets, which notification shall include letters or other communication as the Parties may mutually agree.

          (e) In the event that Buyer increases the published Wholesaler Acquisition Cost (“WAC”) of any of the Products prior to the last to expire of the Returns Termination Date, Rebate Termination Date or Chargeback Termination Date, Buyer shall (i) promptly notify Sellers of such increase and (ii) reimburse Sellers the increase in amounts associated with returns, rebates or chargebacks as a result of such increase in WAC. The parties acknowledge that a percentage increase in WAC may result in a greater percentage increase in rebates, in which case Sellers would invoice Buyer for the full increase in the rebate. Sellers shall invoice Buyer on a monthly basis for amounts due pursuant to this Section 10.2(e) and Buyer shall pay such invoices within thirty (30) days after receipt of same.

     10.3 Expenses. Each Party shall each bear their own direct and indirect expenses incurred in connection with the negotiation and preparation of this Agreement and the consummation and performance of the transactions contemplated hereby. Notwithstanding the foregoing, Buyer shall pay all registration and/or administration fees required to be paid to Governmental or Regulatory Authorities in connection with any filings required by the HSR Act.

     10.4 Customers and Suppliers. Sellers and Buyer shall, in order to facilitate an orderly transfer of the Business to Buyer, cooperate with each other in notifying all customers of and suppliers to the Business and other interested parties of the consummation of the transactions contemplated hereby.

     10.5 Actions with Respect to Closing. Each Party hereby agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary or proper to consummate and make effective the transactions contemplated by this Agreement, including such actions as may be reasonably necessary to obtain approvals and consents of Governmental or Regulatory Authorities and other Persons; provided, that no Party shall be required to (i) pay money (other than as expressly required pursuant to this Agreement or as is implicitly required in order for a Party to carry out its obligations hereunder), or (ii) assume any other material obligation not otherwise required to be assumed by this Agreement.

     10.6 Publicity. Neither Party (nor any of their respective Affiliates) shall issue any press release or make any public announcement with respect to this Agreement and the transactions contemplated hereby without obtaining the prior written consent of the other Party (such consent not to be unreasonably withheld or delayed), except as may be required by Applicable Law upon the advice of counsel and only if the disclosing Party provides the non-disclosing Party with a reasonable opportunity to first review the release or other public announcement. Notwithstanding the foregoing, on the date hereof (or such later date as determined by the disclosing party in its sole discretion) each Party may issue the press release in the form attached hereto as Exhibit M-1 or Exhibit M-2, as applicable.

     10.7 Multi-Product Contracts. (a) Section 10.7 of the Seller Disclosure Schedule sets forth a complete and correct list of each Contract to which Sellers are a party and pursuant to which Sellers sell any of the Products, together with other pharmaceutical products of Sellers, to a third party (the “Multi-Product Contracts”). Sellers have made available to Buyer copies of all Multi-Product Contracts; provided, that such copies may have been redacted to prevent disclosure of information not related to any of the Products. From and after the Closing Date, (i) Buyer shall honor and perform all obligations and liabilities of Sellers under and pursuant to each Multi-Product Contract with respect to supplying the applicable Product to the applicable third party after the Closing Date and (ii) Sellers shall honor and perform the administrative obligation of processing and issuing chargeback claims and related administrative service fees applicable to the Products under and pursuant to the Multi-Product Contracts, both until such time as Sellers have terminated each such Multi-Product Contract. Buyer shall be entitled to all proceeds of sales of Products made pursuant to the Multi-Product Contracts after the Closing Date. Sellers agree that after the date hereof they will not take any action with respect to any Multi-Product Contract that would extend the term of such Multi-Product Contract with respect to any of the Products, fail to take any action with respect to any Multi-Product Contract that would terminate such Multi-Product Contract at the first opportunity with respect to any of the Products, create or agree to any additional obligations with respect to any of the Products including entering into any new Multi-Product Contracts that include the sale of Product, or otherwise adversely affect Buyer or the Business, without the prior written consent of Buyer, although Sellers may enter into separate agreements with such third parties, provided, that such agreements do not contain any provisions relating to the Products or the Business.

     (b)  For the avoidance of doubt, the Parties acknowledge that the VA National Acquisition Center must approve the removal of the Products from Sellers’ Federal Supply Schedule (“FSS”) before the responsibility of processing such rebates is transferred from Sellers to Buyer. Accordingly, in the event such approval is not obtained prior to the Closing Date, Sellers shall continue to be responsible for processing the FSS chargebacks on Buyer’s behalf solely in accordance with Section 10.7(a), and Buyer shall reimburse Sellers, solely in accordance with Section 10.2(c)(ii), for the financial liability of such chargebacks and any related administrative service fee.

     10.8 Future Improvements. Nothing herein shall restrict Buyer’s right, after the Closing, to develop, make, acquire, manufacture or have manufactured, market, distribute or sell, anywhere in the world, the Products and any technical improvements, modifications, inventions or discoveries, whether patented or unpatented, that are derived from any of the Products.

     10.9 Further Assurances. (a) On and after the Closing Date, Sellers shall from time to time, at the request of Buyer, (i) execute and deliver, or cause to be executed and delivered, such other instruments of conveyance and transfer and take such other actions as Buyer may reasonably request, in order to more effectively consummate the transactions contemplated hereby and to vest in Buyer good and marketable title to the Acquired Assets (including assistance in the collection or reduction to possession of any of the Acquired Assets) and (ii) use its commercially reasonable efforts to obtain all consents and waivers and to resolve all material impracticalities of assignment or transfer necessary to convey the Acquired Assets, the license for the Licensed Intellectual Property, the Duraclon Rights, the rights assigned to Buyer pursuant to the Duraclon Assignment and Assumption Agreement and the rights assigned to Buyer pursuant to the Roxane Assignment and Assumption Agreement to Buyer.

          (b) On and after the Closing Date, Buyer shall from time to time, at the request of Sellers, take such actions as Sellers may reasonably request, in order to more effectively consummate the transactions contemplated hereby, including Buyer’s assumption of the Assumed Liabilities.

     10.10 Bulk Transfer Laws. Subject to Section 11.2(a)(vi), Buyer hereby waives compliance by Sellers with the provisions of the bulk transfer laws of any applicable jurisdiction.

     10.11 Acknowledgement. The Parties acknowledge that Buyer is acquiring all of Sellers’ right, title and interest in and to the Acquired Assets, the license for the Licensed Intellectual Property, the Duraclon Rights, the rights assigned to Buyer pursuant to the Duraclon Assignment and Assumption Agreement and the rights assigned to Buyer pursuant to the Roxane Assignment and Assumption Agreement and that, following the Closing and except as provided in this Agreement or any other Transaction Document, Sellers have no right, title or interest in and to any of the Acquired Assets, the license for the Licensed Intellectual Property, the Duraclon Rights, the rights assigned to Buyer pursuant to the Duraclon Assignment and Assumption Agreement and the rights assigned to Buyer pursuant to the Roxane Assignment and Assumption Agreement, and shall not use or attack, dispute or contest the validity of Buyer’s ownership of, the Acquired Assets the license for the Licensed Intellectual Property, the Duraclon Rights, the rights assigned to Buyer pursuant to the Duraclon Assignment and Assumption Agreement and the rights assigned to Buyer pursuant to the Roxane Assignment and Assumption Agreement.

     10.12 Adverse Experience Reporting, Medical Inquiries and Product Complaints. Sellers shall promptly submit to Buyer all adverse drug experience information, medical inquiries and product complaints brought to the attention of Sellers following the Closing in respect of any of the Products, as well as any material events and matters concerning or affecting the safety or efficacy of any of the Products. Without limiting the foregoing, Sellers shall notify Buyer by telephone and in writing of any serious adverse or unexpected event brought to the attention of Sellers following the Closing in respect of any of the Products within one (1) business day from the date Sellers receive notice of such serious adverse or unexpected event.

     10.13 Marketing Authorizations. Except as otherwise expressly provided in the Interim Services Agreement or the Roxane Assignment and Assumption Agreement, Buyer shall be solely responsible and liable for taking all actions, paying all fees and conducting all communication with the appropriate Governmental or Regulatory Authority required by Applicable Law in respect of the Marketing Authorizations relating to any Product manufactured by or on behalf of Buyer after the Closing Date, including preparing and filing all reports (including annual reports) with the appropriate Governmental or Regulatory Authority. For purposes of this Section 10.13, “Marketing Authorizations” shall mean the approval to market each of the Products from the FDA, whether as a result of an NDA, the Drug Efficacy Study Implementation (“DESI”) program or as a Pre-1938 Drug having been generally recognized as being safe.

     10.14 Recalls. Except as otherwise expressly provided in the Interim Services Agreement or the Roxane Assignment and Assumption Agreement, Buyer shall be solely responsible and liable for conducting all voluntary and involuntary recalls, stop sales or other related actions (collectively “Recalls”) of units of any Products after the Closing Date relating to Products sold by or on behalf of Sellers prior to the Closing Date; provided, however, that, subject to Buyer’s compliance with this Section 10.14, Sellers shall reimburse Buyer for all of its reasonable direct out-of-pocket costs and expenses, including notification, shipping and handling charges and amounts refunded or credited to customers incurred in respect of any Recalls relating to the Products sold by or on behalf of Sellers prior to the Closing Date and Inventory sold after the Closing Date to the extent such Inventory constitutes Defective Product. Buyer shall reasonably consult with Sellers and take into consideration Sellers’ reasonable recommendations regarding such Recalls; provided, that Buyer shall not be required to consult with Sellers in advance to the extent exigent circumstances preclude prior consultation. In addition, Buyer shall use commercially reasonable efforts to mitigate the costs and expenses associated with any such Recall. Buyer shall have sole discretion as to whether or not to consummate, and the conduct of, any Recall subject to Buyer’s consultation with Sellers in circumstances which are not exigent. All communications with any Governmental or Regulatory Authority with respect to any Recall shall be made by Buyer; provided, however, that if Sellers are contacted directly by any Governmental or Regulatory Authority with respect to any Recall, Sellers may communicate with and provide any information requested by such Governmental or Regulatory Authority.

     10.15 Buyer Insurance. On the Closing Date and the second and third anniversary thereafter, Sellers shall reimburse Buyer an annual amount in cash equal to the lesser of (x) $650,000 and (y) 50% of the annual premiums for the following year for the $100,000,000 of product liability insurance required pursuant to the terms of the Roxane Assignment and Assumption Agreement. From the date of this Agreement until the date of termination of Sellers’ reimbursement obligations pursuant to this Section 10.15, Buyer shall use commercially reasonable efforts to (i) negotiate with the Roxane Parties (as defined in the Roxane Assignment and Assumption Agreement) to reduce such insurance coverage required by the Roxane Assignment and Assumption Agreement and (ii) negotiate with the insurance carrier selected by Buyer and alternate insurance carriers to reduce premiums required for such coverage.

SECTION 11. INDEMNIFICATION.

     11.1 Survival of Representations and Warranties. The representations and warranties of Sellers and Buyer contained in Sections 5 and 6 of this Agreement shall survive the Closing and remain in full force and effect until eighteen (18) months after the Closing Date (the “Expiration Date”); provided, however, that the representations and warranties set forth in Sections 5.6 and 5.7 shall survive until the expiration of any applicable statute of limitations. All representations and warranties contained in Section 5 and Section 6 of this Agreement and all claims with respect thereto shall terminate on the Expiration Date; provided, that if notice of any claim for indemnification pursuant to Section 11.2(a)(i) or 11.2(b)(i) shall have been given prior to the Expiration Date and such notice describes with specificity the circumstances with respect to which such indemnification claim relates, such indemnification claim shall survive until such time as such claim is finally resolved.

     11.2 Indemnification. (a) Each Seller, jointly and severally, hereby indemnifies Buyer and its Affiliates and their respective officers, directors, employees, agents and representatives (collectively, the “Buyer Indemnified Parties”) against and agrees to hold each of them harmless from any and all damage, loss, liability and expense (including, without limitation, reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding) (collectively, “Loss”) incurred by any Buyer Indemnified Party to the extent arising out of or resulting from:

(i) any misrepresentation or breach of warranty made or to be performed by Sellers pursuant to this Agreement or the other Transaction Documents, except for representations and warranties regarding events or circumstances prior to September 28, 2001;

(ii) any breach of any covenant or agreement made or to be performed by Sellers pursuant to this Agreement or the other Transaction Documents;

(iii) the failure of Sellers to satisfy any Excluded Liability;

(iv) any recall, warranty claim, product liability claim or other claim which arises from or relates to Products manufactured or sold by or on behalf of Sellers prior to the Closing Date;

(v) any claim asserted by a third party which arises from or relates to any Lien or Other Encumbrance on the Acquired Assets, Duraclon Rights, the Licensed Intellectual Property, the rights assigned to Buyer pursuant to the Duraclon Assignment and Assumption Agreement or the rights assigned to Buyer pursuant to the Roxane Assignment and Assumption Agreement, or any other lien or security interest of any nature whatsoever on such assets which arose prior to the Closing;

(vi) any failure by Sellers to comply with laws, ordinance or regulations respecting bulk sales; or

(vii) the imposition on the Buyer of any Irish Stamp Tax, it being understood that the Sellers will indemnify Buyer for only 50% of the amount of any Irish Stamp Tax.

          (b) Buyer hereby indemnifies Sellers and their respective Affiliates and their respective officers, directors, employees, agents and representatives (collectively, the “Seller Indemnified Parties”) against and agrees to hold each of them harmless from any and all Loss incurred by any Seller Indemnified Party to the extent arising out of or resulting from:

(i) any misrepresentation or breach of warranty made or to be performed by Buyer pursuant to this Agreement or the other Transaction Documents;

(ii) any breach of any covenant or agreement made or to be performed by Buyer pursuant to this Agreement or the other Transaction Documents;

(iii) the failure of Buyer to satisfy any Assumed Liability;

(iv) except for the matters for which Sellers would be obligated to indemnify Buyer under Section 11.2(a) or matters for which Sellers are otherwise liable under this Agreement or the other Transaction Documents, Buyer’s or its Affiliates’ ownership or use of the Acquired Assets, Duraclon Rights or Licensed Intellectual Property or operation of the Business after the Closing; or

(v) except for the matters for which Sellers would be obligated to indemnify Buyer under Section 11.2(a) or matters for which Sellers are otherwise liable under this Agreement or the other Transaction Documents, any recall, warranty claim, product liability claim or other claim which arises from or relates to Products manufactured or sold by or on behalf of Buyer after the Closing Date, except as otherwise provided in the Roxane Assignment and Assumption Agreement.

     11.3 Procedure for Claims. The indemnified party shall give the indemnifying party prompt written notice (an “Indemnification Claim Notice”) of any Loss or discovery of fact upon which such indemnified party intends to base a request for indemnification under Section 11.2(a) or Section 11.2(b). Failure to give any such Indemnification Claim Notice shall not constitute a waiver of any right to indemnification or reduce in any way the indemnification available hereunder, except to the extent such failure to notify directly increases the amount to be indemnified hereunder. Each Indemnification Claim Notice must contain a description of the claim and the nature and amount of such Losses (to the extent that the nature and amount of such Loss is known at such time). The indemnified party shall furnish promptly to the indemnifying party copies of all papers and official documents received in respect of any Loss. All indemnification claims in respect of a party, its Affiliates or their respective directors, officers, employees and agents (collectively, the “Indemnitees” and each an “Indemnitee”) shall be made solely by such Party to this Agreement (the “Indemnified Party”).

     11.4 Third Party Claims. The obligations of an indemnifying party under this Section 11 with respect to Losses arising from claims of any third party that are subject to indemnification as provided for in Section 11.2(a) or Section 11.2(b) (a “Third Party Claim”) shall be governed by and be contingent upon the following additional terms and conditions:

          (a) At its option, the indemnifying party may assume the defense of any Third Party Claim by giving written notice to the Indemnified Party within thirty (30) days after the indemnifying party’s receipt of an Indemnification Claim Notice. The assumption of the defense of a Third Party Claim by the indemnifying party shall not be construed as an acknowledgment that the indemnifying party is liable to indemnify any Indemnitee in respect of the Third Party Claim, nor shall it constitute a waiver by the indemnifying party of any defenses it may assert against any Indemnitee’s claim for indemnification. Upon assuming the defense of a Third Party Claim, the indemnifying party may appoint as lead counsel in the defense of the Third Party Claim any legal counsel selected by the indemnifying party, provided, however, that in the event that a conflict of interest arises between the indemnifying party and the Indemnified Party or other Indemnitee such that such legal counsel cannot represent both the indemnifying party and the Indemnified Party or other Indemnitee, the Indemnified Party or other Indemnitee may retain its own legal counsel at the expense of the indemnifying party and the indemnifying party and its counsel shall cooperate with the Indemnified Party (and/or the other Indemnitee) and its counsel, as may be reasonably requested. In the event the indemnifying party assumes the defense of a Third Party Claim, the Indemnified Party shall immediately deliver to the indemnifying party all original notices and documents (including court papers) received by any Indemnitee in connection with such Third Party Claim. Except as set forth above, should the indemnifying party assume the defense of a Third Party Claim, the indemnifying party shall not be liable to the Indemnified Party or any other Indemnitee for any legal expenses subsequently incurred by such Indemnified Party or other Indemnitee in connection with the analysis, defense or settlement of the Third Party Claim. No Party may assume the defense of a Third Party Claim unless such Party in good faith believes it may have indemnification obligations with respect to such Third Party Claim pursuant to Section 11.2.

          (b) Without limiting Section 11.4(a), any Indemnitee shall be entitled to participate in, but not control, the defense of such Third Party Claim and to employ counsel of its choice for such purpose; provided, however, that such employment shall be at the Indemnitee’s own expense, except as described in Section 11.4(a), unless (A) the employment thereof has been specifically authorized by the indemnifying party in writing, or (B) the indemnifying party has failed to assume the defense, continue to diligently defend such Third Party Claim and employ counsel in accordance with Section 11.4(a) (in which case the Indemnified Party or other Indemnitee shall control the defense).

          (c) With respect to any Loss relating solely to the payment of money damages in connection with a Third Party Claim and that will not result in the Indemnitee’s or the Indemnified Party’s becoming subject to injunctive or other relief or otherwise adversely affect the business or reputation of the Indemnitee or the Indemnified Party in any manner, and as to which the indemnifying party shall have acknowledged in writing the obligation to indemnify the Indemnitee hereunder, the indemnifying party shall have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss, on such terms as the indemnifying party, in its sole discretion, shall deem appropriate, provided, that, as a result of or in connection with any such settlement each Indemnitee or Indemnified Party shall receive a full release with respect to such claim. With respect to all other Losses in connection with Third Party Claims, where the indemnifying party has assumed the defense of the Third Party Claim in accordance with Section 11.4(a), the indemnifying party shall have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Losses; provided, however, that it obtains the prior written consent of the Indemnified Party or other Indemnitee (which consent shall not be unreasonably withheld, delayed or conditioned). The Indemnified Party or other Indemnitee and the indemnifying party shall negotiate in good faith with respect to settlement, compromise or discharge of any Third Party Claim. The indemnifying party shall not be liable for any settlement or other disposition of Losses by an Indemnitee or Indemnified Party that is reached without the written consent of the indemnifying party; provided, however, that in order for the indemnifying party to unreasonably withhold such consent, it must admit liability to indemnify the Indemnified Party or other Indemnitee in writing.

          (d) Regardless of whether the indemnifying party chooses to defend or prosecute any Third Party Claim, the Indemnified Party and each indemnifying party shall, and shall cause each other Indemnitee or Affiliate of any such indemnifying party, as applicable, to, cooperate in the defense or prosecution thereof at the expense of the indemnifying party and shall furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith at the expense of the indemnifying party. Such cooperation shall include access during normal business hours afforded to the indemnifying party or Indemnified Party or other Indemnitee, as applicable, to, and reasonable retention by each such Person of, records and information that are reasonably relevant to such Third Party Claim, and making each such Person and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the indemnifying party shall reimburse each such Person for all reasonable expenses incurred as a result of such cooperation. Notwithstanding the foregoing, any such records and information may be withheld by the Indemnified Party or other Indemnitee and each indemnifying party if such party shall have received an opinion of counsel (and furnished to the other party such opinion of counsel) to the effect that such withholding is necessary to preserve attorney-client privilege or the protections of the work-product doctrine.

     11.5 Indemnification Costs and Expenses. (a) The costs and expenses, including fees and disbursements of counsel, incurred by an Indemnified Party or other Indemnitee in connection with any claim for which the indemnifying party is obligated to indemnify hereunder shall be reimbursed on a quarterly basis by the indemnifying party.

          (b) Except with respect to fraud or felonious criminal conduct, no indemnifying party will have any obligations under Sections 11.2(a)(i), (ii), (v) and (vi) or 11.2(b)(i) and (ii) (x) if the individual claim giving rise to any Losses is less than one hundred thousand dollars ($100,000), in which case the party suffering any such Losses shall be liable for all Losses arising from such individual claim and (y) except with respect to claims made by Buyer and/or other Buyer Indemnitees with respect to breaches of Sections 5.6 or 5.7, unless and until the cumulative aggregate amount of the Losses incurred or suffered by the Indemnified Party and/or other Indemnitees which the indemnifying party is otherwise subject to under this Agreement exceeds three million dollars ($3,000,000), in which case the Losses in excess of such amount of Loss shall be covered. Except with respect to fraud or felonious criminal conduct, the cumulative aggregate amount of Losses for which any indemnifying party shall be liable pursuant to Sections 11.2(a)(i), (ii), (v) and (vi) or 11.2(b)(i) and (ii), as the case may be, shall not exceed forty million dollars ($40,000,000) (the “Cap”) except that, in the event Buyer or other Buyer Indemnitee makes a claim regarding a breach by Sellers of Sections 5.6 or 5.7 and the Cap has been fulfilled whether by such claim or otherwise, Sellers shall be liable with respect to claims under Sections 5.6 or 5.7 for an additional sixty million dollars ($60,000,000).

          (c) The amount of any Loss for which indemnification is provided under this Section 11 shall be reduced to take account of any net Tax Benefit arising from the incurrence or payment of any such Loss or from the receipt of any such indemnification payment and shall be reduced by the insurance proceeds received (other than proceeds received pursuant to a self-insurance program) and any other amount recovered, if any, by the Indemnified Party with respect to any Loss. If any Indemnified Party shall have received any payment pursuant to this Section 11 with respect to any Loss and shall subsequently have received insurance proceeds with respect to such Loss, then such Indemnified Party shall pay to the indemnifying party an amount equal to the difference (if any) between (i) the sum of the amount of those insurance proceeds or other amounts received and the amount of the payment by such indemnifying party pursuant to this Section 11 with respect to such Loss and (ii) the amount necessary to fully and completely indemnify and hold harmless such Indemnified Party from and against such Loss; provided, however, in no event will such Indemnified Party have any obligation pursuant to this sentence to pay to such indemnifying party an amount greater than the amount of the payment by such indemnifying party pursuant to this Section 11 with respect to such Loss.

          (d) EXCEPT AS EXPRESSLY PROVIDED IN SECTION 10.14, THE INDEMNIFICATION OBLIGATIONS OF THE PARTIES HERETO SHALL NOT EXTEND TO, AND NEITHER PARTY SHALL BE LIABLE FOR, INDIRECT, SPECIAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES, INCLUDING BUSINESS INTERRUPTION OR LOST PROFITS, OR PUNITIVE DAMAGES UNDER ANY THEORY (INCLUDING NEGLIGENCE).

     11.6 Exclusive Remedy. Absent fraud or felonious criminal conduct, after the Closing, and except as to the failure of Sellers to pay, perform or discharge any Excluded Liability and Buyer’s rights to injunctive relief pursuant to the Non-Compete Agreement, the indemnification provided in Section 11.2 shall be the exclusive remedy for any Losses arising out of matters covered in Sections 11.2(a) and 11.2(b) hereof.

SECTION 12. TERMINATION.

     12.1 Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

(i) by mutual written agreement of Sellers and Buyer;

(ii) by either Party if the other Party materially breaches this Agreement and such material breach continues for thirty (30) days after written notification to the breaching Party;

(iii) by either Party (if such terminating Party is not in material breach of any obligation hereunder) if the Closing shall not have been consummated on or before March 1, 2004, unless mutually extended by Sellers and Buyer in writing;

(iv) by either Party if the United State Federal Trade Commission or the United States Department of Justice (or a court of competent jurisdiction) shall have issued a final, nonappealable order, decree or ruling or taken any other action in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement;

(v) by Sellers if any of the conditions for Sellers’ benefit set forth in Section 7 hereof shall have become incapable of fulfillment (other than through the failure of either Seller to comply fully with its obligations under this Agreement), and shall not have been waived by Sellers; or

(vi) by Buyer if any of the conditions for Buyer’s benefit set forth in Section 7 hereof shall have become incapable of fulfillment (other than through the failure of Buyer to comply fully with its obligations under this Agreement), and shall not have been waived by Buyer.

     12.2 Effects of Termination. If this Agreement is terminated as permitted by Section 12.1, all further obligations of the Parties under this Agreement shall terminate without further liability of either Party to the other; provided, that if such termination shall result from the failure of either Party to fulfill a condition to the performance of the obligations of the other Party or to perform a covenant of this Agreement or from a breach by either Party of this Agreement, such Party shall be fully liable for any and all losses incurred or suffered by the other Party as a result of such failure or breach. Notwithstanding the foregoing, this Section 12.2, Section 10.3 (relating to expenses), Section 10.6 (relating to publicity), Section 13.1 (relating to confidentiality) and Section 13.8 (relating to governing law) shall survive any termination of this Agreement pursuant to Section 12.1.

SECTION 13. MISCELLANEOUS.

     13.1 Confidentiality. (a) In addition to the restrictions contained in Sections 10.6 and 13.1(c), after the Closing, no Party (a “Disclosing Party”) shall, without the prior written consent of the other Party (the “Non-Disclosing Party”), disclose to any Person Confidential Information (as defined below) of the Non-Disclosing Party, except to a Disclosing Party’s or its Affiliates’ employees or representatives who need to know such information for any reason contemplated by this Agreement (and then only to the extent that such Persons are under an obligation to maintain the confidentiality of the Confidential Information), or use any Confidential Information of the Non-Disclosing Party for any reason other than contemplated by this Agreement unless such Disclosing Party has (i) consulted with the Non-Disclosing Party and obtained the Non-Disclosing Party’s prior written consent or (ii) been advised by counsel that disclosure is required to be made under Applicable Law or the requirements of a national securities exchange or another similar regulatory body. In the event that the Disclosing Party is requested or required by documents subpoena, civil investigative demand, interrogatories, requests for information, or other similar process to disclose any Confidential Information, the Disclosing Party shall provide the Non-Disclosing Party with prompt written notice of such request or demands or other similar process so that the Non-Disclosing Party may seek an appropriate protective order or, if such request, demand or other similar process is mandatory, waive the Disclosing Party’s compliance with the provisions of this Section 13.1(a) as appropriate. The obligations of the Parties under this Section 13.1(a) shall remain in full force and effect for a period of ten (10) years following the Closing Date. Notwithstanding the foregoing, the Parties may disclose under obligations of confidentiality the terms and provisions of this Agreement and other Confidential Information to the extent reasonably necessary to carry out the financing of the transactions contemplated hereby.

          (b) The term “Confidential Information” as used in this Section 13.1 means (i) as to Buyer, all confidential information (other than Buyer Business Confidential Information) relating to the business and operations of Buyer and its Affiliates, and (ii) as to Sellers, all confidential information relating to the business and operations of Sellers and their respective Affiliates (other than the Business, the Acquired Assets and the Assumed Liabilities), including the Excluded Assets and the Excluded Liabilities or other obligations other than the Assumed Liabilities, in each of (i) and (ii) whether disclosed prior to or after the date hereof. The term “Confidential Information” does not include information which becomes generally available to the public other than as a result of disclosure by the Disclosing Party, or becomes available to the Disclosing Party on a non-confidential basis from a source other than the Non-Disclosing Party, provided, that such source is not bound by a confidentiality agreement with the Non-Disclosing Party.

          (c) In addition to the restrictions contained in Sections 10.7 and 13.1(a), after the Closing, Sellers shall not, without the prior written consent of Buyer, disclose to any Person Buyer Business Confidential Information (as defined below) of Buyer, except to Buyer’s or its Affiliates’ employees or representatives who need to know such information for any reason contemplated by this Agreement (and then only to the extent that such Persons are under an obligation to maintain the confidentiality of the Buyer Business Confidential Information), or use any Buyer Business Confidential Information for any reason other than as contemplated by this Agreement unless Sellers have (i) consulted with Buyer and obtained Buyer’s prior written consent, and (ii) been advised by counsel that disclosure is required to be made under Applicable Law or the requirements of a national securities exchange or another similar regulatory body. In the event that Sellers are requested or required by subpoena, civil investigative demand, interrogatories, requests for information, or other similar process to disclose any Buyer Business Confidential Information, Sellers shall provide Buyer with prompt written notice of such request or demands or other similar process so that Buyer may seek an appropriate protective order or, if such request, demand or other similar process is mandatory, waive the Sellers’ compliance with the provisions of this Section 13.1(c) as appropriate. The term “Buyer Business Confidential Information” as used in this Agreement means all confidential information relating to the Business, the Acquired Assets and the Assumed Liabilities.

          (d) Buyer acknowledges that it has been informed that information regarding Sellers and Elan Parent has been requested by the Securities and Exchange Commission and by private litigants in connection with the Elan Companies Proceedings and waives notice and opportunity to seek a protective order with respect to any Buyer Business Confidential Information that has been or may be requested in connection with such Elan Companies Proceedings.

          (e) Notwithstanding the confidentiality covenants contained herein, the Sellers, Elan Parent and their respective Affiliates shall be permitted to use any Buyer Confidential Information that the Sellers, Elan Parent or any of their Affiliates in good faith believe to be necessary for purposes of prosecuting or defending an Elan Companies Proceeding; provided, however, that Sellers, Elan Parent or their Affiliates will use their best efforts to obtain an order protecting the confidentiality of such information.

          (f) Notwithstanding the foregoing and/or any other express or implied agreement or understanding to the contrary, the Parties and their respective employees, representatives, and other agents are authorized to disclose the tax treatment and structure (insofar as it may be relevant to the tax treatment) of this transaction to any and all Persons, without limitation of any kind. The Parties may disclose all materials of any kind (including opinions or other tax analysis) to the extent (but only to the extent) that they relate to the tax treatment and structure (insofar as it may be relevant to the tax treatment) of the transaction. This authorization is not intended to permit disclosure of any other information including (i) any portion of any materials to the extent not related to the tax treatment or structure of the transaction, (ii) the identities of participants or potential participants in the transaction, (iii) the existence or status of any negotiations, (iv) any pricing information, (v) any financial information or historic tax return information relating to any Party to the transaction or (vi) any other term, detail or provision of this Agreement not related to the tax treatment or structure of the transaction.

          (g) This Section 13.1 supersedes and replaces in its entirety any prior confidentiality agreements between Sellers or their respective Affiliates and Buyer or its Affiliates to the extent related to the transactions contemplated by this Agreement or any of the Products.

     13.2 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and assigns; provided, however, that neither Party may assign any of its rights, duties or obligations hereunder without the prior written consent of the other Party, which consent may not be unreasonably withheld, conditioned or delayed, except that Buyer may assign its rights, duties and obligations hereunder (or part thereof), without Sellers’ consent, to any Affiliate of Buyer. Notwithstanding the foregoing, Sellers acknowledge that Buyer may pledge its rights under this Agreement and the Transaction Documents to the extent reasonably necessary to secure financing for the transactions contemplated by this Agreement.

     13.3 Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand against written receipt, delivered by facsimile transmission with answer back confirmation, mailed first class, postage prepaid, by registered or certified mail, return receipt requested or delivered by nationally recognized overnight courier that maintains records of delivery to the Parties (facsimile transmission notices will be deemed given upon receipt by the sender of answer back confirmation and other notices shall be deemed to have been given on the date received), as follows:

          If to Buyer to:

aaiPharma Inc. 2320 Scientific Park Wilmington, NC 28405 Facsimile: (910) 815-2387 Attention: David Hurley, President

          With a copy to:

aaiPharma Inc. 2320 Scientific Park Wilmington, NC 28405 Facsimile: (910) 815-2387 Attention: General Counsel

          If to Sellers to:

Elan Pharma International Limited c/o Elan International Services, Ltd. 102 St. James Court Flatts, Smiths FL04 BERMUDA Facsimile: (441) 292-2224 Attention: Director

          With copies to:

Elan Pharmaceuticals, Inc. 800 Gateway Boulevard South San Francisco, CA 94080 Facsimile: (650) 877-8370 Attention: General Counsel

Cahill Gordon & Reindel LLP 80 Pine Street New York, NY 10005 Facsimile: (212) 269-5420 Attention: William M. Hartnett, Esq.

or in any case to such other address or addresses as hereafter shall be furnished as provided in this Section 13.3 by any Party hereto to the other Party.

     13.4 Waiver. No delay on the part of Sellers or Buyer in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of either Party of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. Any provision of this Agreement may be waived if, and only if, such waiver is in writing and signed by the Party against whom the waiver is to be effective.

     13.5 Entire Agreement. This Agreement and the Transaction Documents constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements, understanding and negotiations, both written and oral, between the Parties with respect to the subject matter of this Agreement.

     13.6 Amendment. This Agreement may be modified or amended only by written agreement duly executed by the authorized representatives of the Parties hereto.

     13.7 Counterparts. This Agreement may be executed by facsimile and in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute a single instrument.

     13.8 Governing Law; Jurisdiction. (a) This Agreement shall be governed and construed in accordance with the laws of the State of New York excluding any choice of law rules which may direct the application of the law of another state.

          (b) Any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated hereby may be brought in the Court of Chancery of the State of Delaware, and each of the Parties irrevocably submits to the exclusive jurisdiction of such court in any such action or proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of such action or proceeding shall be heard and determined only in such court and agrees not to bring any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any other court.

     13.9 Captions. All section titles or captions contained in this Agreement, in any Schedule referred to herein or in any Exhibit annexed hereto, and the table of contents, if any, to this Agreement are for convenience only, shall not be deemed a part of this Agreement and shall not affect the meaning or interpretation of this Agreement.

     13.10 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any Party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom, and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar to the terms of such illegal, invalid or unenforceable provision as may be possible and reasonably acceptable to the Parties herein.

     13.11 No Third-Party Rights. Except as otherwise expressly set forth herein, no provision of this Agreement shall be deemed or construed in any way to result in the creation of any rights or obligations in any Person not a Party to this Agreement.

     13.12 Schedules, Exhibits and Other Agreements. The Exhibits, schedules, other agreements, certificates and notices specifically referred to herein, and delivered pursuant hereto, are an integral part of this Agreement and are incorporated herein by reference.

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          IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered as of the day and year first above written.

SELLERS:

ELAN PHARMA INTERNATIONAL LIMITED

By:	/s/ Debbie Buryj

Name: Debbie Buryj
Title: Authorized Signatory

ELAN PHARMACEUTICALS, INC.

By:	/s/ David Hurley

Name: David Hurley
Title: Chief Financial Officer

BUYER:

AAIPHARMA INC.

By:	/s/ Philip S. Tabbiner

Name: Philip S. Tabbiner
Its: President and Chief Executive Officer